As filed with the Securities and Exchange Commission on May 10, 1996
                                                  Registration No. 333-_____

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                                   --------------
                                      FORM S-4
                               REGISTRATION STATEMENT
                                        UNDER
                             THE SECURITIES ACT OF 1933
                                   --------------
                                 NORWEST CORPORATION
               (Exact name of registrant as specified in its charter)

            Delaware                            6711                    41-0449260
 (State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
 incorporation or organization)      Classification Code Number)    Identification No.)

                                      Norwest Center
                                    Sixth and Marquette
                            Minneapolis, Minnesota  55479-1000
                                       612-667-1234
                                (Address, including zip code, and
                         telephone number, including area code, of
                         registrant's principal executive offices)
                                    --------------

            Stanley S. Stroup, Esq.
 Executive Vice President and General Counsel              Copy to:                           Copy to:
              Norwest Corporation                    Steve R. Wagner, Esq.             Charles N. Burger, Esq.
                Norwest Center                     Assistant General Counsel           Kenneth S. Aboud, Esq.
              Sixth and Marquette                   Norwest Financial, Inc.        Orrick, Herrington & Sutcliffe
       Minneapolis, Minnesota 55479-1026               206 Eighth Street                  666 Fifth Avenue
                 612-667-8858                       Des Moines, Iowa  50309           New York, New York 10103
              (Name, address, including zip code, and telephone number,
                        including area code, of agent for service)

                                 --------------

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

                                  CALCULATION OF REGISTRATION FEE

===========================================================================================================
     Title of Securities                   Amount      Proposed Maximum    Proposed Maximum    Amount of
            to Be                          to Be        Offering Price        Aggregate      Registration
          Registered                     Registered       Per Share         Offering Price        Fee
- -----------------------------------------------------------------------------------------------------------
         Common Stock                     600,000         N/A               $3,314,910(3)     $1,143.07
(par value $1 2/3 per share)(1)          Shares (2)
===========================================================================================================

(1) Each share of the Registrant's common stock includes one preferred stock purchase right.
(2)   Based upon the maximum number of shares that may be issued in the transaction described herein.
(3) Estimated solely for purpose of computing the registration fee, in accordance with Rule 457(f), based upon the book value, as of December 31, 1995, of all shares of common stock to be acquired by the Registrant in the transaction described herein.
                                ---------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                  NORWEST CORPORATION

                                 Cross Reference Sheet
                        Pursuant to Regulation S-K, Item 501(b)


    Form S-4 Item                               Prospectus Heading
    -------------                               ------------------
1.  Forepart of Registration Statement          Outside Front Cover Page of Prospectus
    and Outside Front Cover Page of
    Prospectus

2.  Inside Front and Outside Back Cover         Available Information;
    Pages of Prospectus                         Incorporation of Certain
                                                Documents by Reference;
                                                Table of Contents

3.  Risk Factors, Ratio of Earnings to Fixed    Summary
    Charges, and Other Information

4.  Terms of the Transaction                    The Merger

5.  Pro Forma Financial Information             *

6.  Material Contracts with the Company         The Merger
    Being Acquired

7.  Additional Information Required for         *
    Reoffering by Persons and Parties
    Deemed to be Underwriters

8.  Interests of Named Experts and Counsel      Legal Opinions

9.  Disclosure of Commission Position on        *
    Indemnification for Securities Act
    Liabilities

10. Information with Respect to S-3             Summary; Certain Regulatory
    Registrants                                 Considerations Pertaining to Norwest

11. Incorporation of Certain Information        Incorporation of Certain
    by Reference                                Documents by Reference;
                                                Management of Norwest
                                                and Additional Information

12. Information with Respect to S-2 or                       *
    S-3 Registrants

                            NORWEST CORPORATION

                           Cross Reference Sheet
                  Pursuant to Regulation S-K, Item 501(b)


    Form S-4 Item                               Prospectus Heading
    -------------                               ------------------
13. Incorporation of Certain Information        *
    by Reference

14. Information with Respect to                 *
    Registrants Other Than S-2 or S-3
    Registrants

15. Information with Respect to S-3             *
    Companies

16. Information with Respect to                 *
    S-2 or S-3 Companies

17. Information with Respect to Companies       Summary -- Selected Financial Data;
    Other Than S-2 or S-3 Companies             Summary -- Comparative Per Common
                                                Share Data; Information About AMAN

18. Information If Proxies, Consents,           *
    or Authorizations Are to Be Solicited


19. Information If Proxies, Consents, or        Summary -- Rights of Dissenting AMAN
    Authorizations Are Not to Be Solicited      Shareholders; Meeting Information; The
    or in an Exchange Offer                     Merger
- ----------------------

*Item is omitted because answer is negative or item is inapplicable.

                       AMAN COLLECTION SERVICE, INC.
                              1 SOUTH 1ST ST.
                       ABERDEEN, SOUTH DAKOTA 57402
                           ---------------------

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         ON ________________, 1996

                           ---------------------


       A Special Meeting of Shareholders of Aman Collection Service, Inc. ("AMAN"), a South Dakota corporation, will be held at AMAN, 1 South 1st St., Aberdeen, South Dakota, on ______________________, 1996, at 10:00 a.m., local time, to consider and vote upon the Agreement and Plan of Reorganization, dated as of March 21, 1996 (the "Reorganization Agreement") between AMAN and Norwest Corporation ("Norwest"), a Delaware corporation, a copy of which is included in the accompanying Prospectus as Appendix A, under the terms of which Norwest will acquire all of the outstanding shares of stock of AMAN and merge a wholly-owned subsidiary of Norwest with and into AMAN (the "Merger"), and for each outstanding share of common stock of AMAN ("AMAN Common Stock") Norwest would issue shares of common stock, par value $1 2/3 per share, of Norwest, in the amount and upon the terms and conditions set forth in the Reorganization Agreement; and to authorize such further action by the Board of Directors and proper officers of AMAN as may be necessary or appropriate to carry out the intent and purposes of the Merger.

       Only shareholders of record on the books of AMAN at the close of business on __________________, 1996, will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof. In addition, such shareholders will be entitled to assert dissenters' rights and obtain payment for their shares by complying with the terms of ss.ss.47-6-23 to ss.ss.47-6-23.3, inclusive, and 47-6-40 to 47-6-50, inclusive, of the South Dakota Business Corporation Act, a copy of which is included as Appendix B to the Prospectus accompanying this notice.

       Your attention is directed to the Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                 By Order of the Board of Directors


                                 Thomas E. Aman
                                 Chairman of the Board



____________________, 1996

                           INFORMATION STATEMENT
                    FOR A SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON   ____________, 1996

                                 PROSPECTUS
                                     OF
                             NORWEST CORPORATION

                           SHARES OF COMMON STOCK

         This Information Statement-Prospectus of Norwest Corporation ("Norwest") relates to up to 600,000 shares of the common stock, par value $1-2/3 per share, of Norwest ("Norwest Common Stock") issuable to the shareholders of Aman Collection Service, Inc., a South Dakota corporation ("AMAN"), upon consummation of the merger (the "Merger") of a wholly-owned subsidiary of Norwest ("Merger Co.") with and into AMAN pursuant to the terms of the Agreement and Plan of Reorganization between AMAN and Norwest, dated as of March 21, 1996 (the "Reorganization Agreement"). The Reorganization Agreement is set forth in Appendix A to this Information Statement-Prospectus and is incorporated by reference herein.

         Upon consummation of the Merger, except as described herein, holders of outstanding shares of common stock of AMAN ("AMAN Common Stock"), except shares with respect to which statutory dissenters' rights have been properly exercised, will receive shares of Norwest Common Stock, reduced to the extent by which statutory dissenters' rights have been exercised. For a more complete description of the Reorganization Agreement and the terms of the Merger, see "THE MERGER."

         Norwest has filed a Registration Statement on Form S-4 (File No. 333-________) (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering under the Securities Act of 1933, as amended (the "Securities Act"), the shares of Norwest Common Stock to be issued in the Merger. In addition to serving as the Information Statement in connection with the Special Meeting, this document constitutes the Prospectus of Norwest filed as part of the Registration Statement.

         Norwest Common Stock trades on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange ("CHX") under the symbol "NOB." The closing price of Norwest Common Stock as reported on the NYSE Composite Tape on ____________, 1996 was $________ per share. There is no public market for AMAN Common Stock.

         All information concerning Norwest contained in this Information Statement-Prospectus has been provided by Norwest, and all information concerning AMAN contained in this Information Statement- Prospectus has been provided by AMAN.

         This Information Statement-Prospectus is first being mailed to shareholders of AMAN on or about ______ __, 1996.
                                                     --------------

         THE SHARES OF NORWEST COMMON STOCK OFFERED BY THIS INFORMATION STATEMENT-PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF NORWEST AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                                                     --------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION NOR HAS THE COMMISSION OR
                   ANY STATE SECURITIES COMMISSION PASSED UPON
                        THE ACCURACY OR ADEQUACY OF THIS
                         PROSPECTUS. ANY REPRESENTATION
                              TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.
                                 --------------

         The date of this Information Statement-Prospectus is _____ __, 1996.

                           AVAILABLE INFORMATION

         Norwest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, Norwest files reports, proxy statements and other information with the Commission.

         The reports, proxy statements and other information filed by Norwest with the Commission can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning Norwest may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

         This Information Statement-Prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits thereto. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest and the securities offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an appendix hereto.
                                                  --------------

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS INFORMATION STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS INFORMATION STATEMENT- PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE NORWEST COMMON STOCK OFFERED BY THIS INFORMATION STATEMENT-PROSPECTUS, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORWEST OR AMAN SINCE THE DATE OF THIS INFORMATION STATEMENT-PROSPECTUS.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         THIS INFORMATION STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS AS FILED WITH THE COMMISSION, EXCLUDING EXHIBITS, UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE WITHOUT CHARGE, UPON REQUEST TO LAUREL A. HOLSCHUH, SECRETARY, NORWEST CORPORATION, NORWEST CENTER, SIXTH AND MARQUETTE, MINNEAPOLIS, MINNESOTA 55479-1026, TELEPHONE (612) 667-8655. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ___________, 1996.

         The following documents filed with the Commission by Norwest (File No. 1-2979) pursuant to the Exchange Act are incorporated by reference in this Information Statement-Prospectus:

         1. Norwest's Annual Report on Form 10-K for the year ended December 31, 1995;

         2. Norwest's Current Reports on Form 8-K dated January 17, 1996, February 20, 1996, as amended pursuant to Form 8-K/A, February 26, 1996 and April 17, 1996, and

         3. Norwest's Current Report on Form 8-K dated April 30, 1996 containing a description of the Norwest Common Stock; and

         4. Norwest's Registration Statement on Form 8-A dated December 6, 1988 relating to rights to purchase preferred stock, as amended by Form 8-A/A dated June 29, 1993, relating to preferred stock purchase rights accompanying shares of Common Stock.



         All documents filed by Norwest with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                                  TABLE OF CONTENTS

                                                                                Page
                                                                                ----
SUMMARY  ......................................................................  1
  The Companies................................................................  1
    Norwest Corporation........................................................  1
    AMAN     ..................................................................  1
  Terms of the Merger..........................................................  2
  The Special Meeting and Vote Required........................................  2
    The Special Meeting........................................................  2
    Vote Required..............................................................  2
  Reasons for the Merger; Recommendations of the Board of Directors of AMAN....  3
  Closing Date and Time of the Merger..........................................  3
  Conditions and Termination...................................................  3
  Accounting Treatment.........................................................  3
  Regulatory Approvals.........................................................  4
  Management and Operations After the Merger...................................  4
  Interests of Certain Persons in the Merger...................................  4
  Rights of Dissenting AMAN Shareholders.......................................  4
  Certain U.S. Federal Income Tax Consequences.................................  4
  Markets and Market Prices....................................................  5
  Certain Differences in Rights of Shareholders................................  5
  Comparative Per Common Share Data............................................  5
  Selected Financial Data......................................................  7

MEETING INFORMATION............................................................ 11
  General  .................................................................... 11
  Date, Place, and Time........................................................ 11
  Record Date; Vote Required................................................... 11
  Principal Shareholders and Security Ownership of Management.................. 11

THE MERGER..................................................................... 12
  Background of and Reasons for the Merger..................................... 12
  Terms of the Merger.......................................................... 13
  Closing Date and Time of the Merger.......................................... 14
  Delivery of Certificates..................................................... 14
  Conditions to the Merger..................................................... 14
  Regulatory Approvals......................................................... 15
  Business Pending the Merger.................................................. 15
  Certain Covenants............................................................ 16
  Waiver, Amendment, and Termination........................................... 16
  Management and Operations After the Merger................................... 17
  Interests of Certain Persons in the Merger................................... 17
  Certain Differences in Rights of Shareholders................................ 17
    Capital Stock.............................................................. 18
    Shareholder Vote Requirements.............................................. 18
    Dissenters' Rights......................................................... 20
    Special Meetings........................................................... 20
    Action Without a Meeting................................................... 20


                                                                               Page
    Antitakeover Statutes...................................................... 21
    Derivative Actions......................................................... 21
    Dividends and Distributions................................................ 21
    Proposal of Business, Nomination of Directors.............................. 22
    Indemnification and Limitation on Director Liability....................... 22
    Inspection Rights.......................................................... 23
    Directors.................................................................. 23
  Rights of Dissenting AMAN Shareholders under South Dakota Law................ 24
  Certain U.S. Federal Income Tax Consequences................................. 26
  Resale of Norwest Common Stock............................................... 27
  Stock Exchange Listing....................................................... 28
  Dividend Reinvestment and Optional Cash Payment Plan......................... 28
  Accounting Treatment......................................................... 28
  Expenses .................................................................... 28

INFORMATION ABOUT AMAN......................................................... 29
  Description of the Business.................................................. 29
    Operations................................................................. 29
    Geography.................................................................. 31
    Regulation................................................................. 31
    Business Methods........................................................... 31
    Sources of Funds........................................................... 32
    Competition................................................................ 32
    Employee Relations......................................................... 33
    Market for Common Equity and Related Stockholder Matters................... 34
  Management's Discussion and Analysis of Financial Condition and Results of
    Operations................................................................. 34
  Selected Financial Data...................................................... 36

CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST........................ 37
  General  .................................................................... 37
  Dividend Restrictions........................................................ 37
  Holding Company Structure.................................................... 37
  Acquisitions................................................................. 38
  Capital Requirements......................................................... 39
  Federal Deposit Insurance Corporation Improvement Act of 1991................ 40
  FDIC Insurance............................................................... 41
  Depositor Preference......................................................... 42

EXPERTS  ...................................................................... 42

LEGAL OPINIONS................................................................. 42

MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION............................... 42
INDEX TO AMAN FINANCIAL STATEMENTS............................................. F-1

APPENDIX A  -  AGREEMENT AND PLAN OF REORGANIZATION............................ A-1

                                                                            Page

APPENDIX B - SOUTH DAKOTA DISSENTERS' RIGHTS:
             SECTIONS 47-6-23 TO 47-6-23.3, INCLUSIVE,
             AND SECTIONS 47-6-40 to 47-6-50, INCLUSIVE, OF
             THE SOUTH DAKOTA BUSINESS CORPORATION ACT......................... B-1

                                  SUMMARY

The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Information Statement-Prospectus, the Appendices hereto and the documents incorporated by reference herein. As used in the Prospectus, the term "Norwest" refers to Norwest and, where the context requires, Norwest and its subsidiaries.

THE COMPANIES

         NORWEST CORPORATION

         Norwest Corporation is a diversified financial services company which was organized under the laws of Delaware in 1929 and is registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Norwest owns subsidiaries engaged in banking and in a variety of related businesses. Norwest provides retail, commercial and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

         At December 31, 1995, Norwest had consolidated total assets of $72.1 billion, total deposits of $42.0 billion, and total stockholders' equity of $5.3 billion. Based on total assets at December 31, 1995, Norwest was the 13th largest commercial banking organization in the United States.

         Norwest regularly explores opportunities for acquisitions of financial institutions and related businesses. Norwest generally does not make a public announcement of an acquisition until a definitive agreement has been signed. Norwest generally provides information concerning the aggregate asset value of, and the aggregate consideration anticipated to be paid for, its pending acquisitions in its annual and quarterly reports filed with the Commission and incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

         Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1000, and its telephone number is 612-667-1234.

         Additional information concerning Norwest is included in the Norwest documents incorporated by reference herein. See "AVAILABLE INFORMATION" and "INFORMATION OF CERTAIN DOCUMENTS BY REFERENCE."

         AMAN

         Aman is a South Dakota corporation organized in November 1954. AMAN is engaged in the collection of defaulted debt obligations. AMAN collects debts owed by individuals resulting from student loans (90% of total revenue), unpaid state tax obligations (7% of total revenue), and miscellaneous individual debt (3% of total revenue). Defaulted debt is placed with AMAN by creditors on a commission basis ranging from 13% to 40% of payments obtained while the account is listed.

         On December 31, 1995, AMAN had total assets of $4,223,340, total liabilities of $908,430 and total stockholders' equity of $3,314,910.

         AMAN originated its business in Mobridge, South Dakota in 1954, as Mobridge Credit Bureau, Inc. and moved to Aberdeen, South Dakota in 1961, changing its name to Aman Collection Service, Inc. Currently, AMAN conducts its business from three separate buildings, all located in Aberdeen, South Dakota. Marketing efforts are conducted throughout the United States.

         AMAN Common Stock is not publicly traded and has no established trading market. Recent cash dividends per share were declared as follows:


                      Year ended December 31,
                      ------------------------
             1995................................          $2,060.00

             1994................................            $142.00



         Cash dividends represent Subchapter "S" distributions made to shareholders of AMAN for related individual income taxes and general purposes.

         The headquarters of AMAN is located at 1 South 1st Street, Aberdeen, South Dakota 57402, and the phone number for that location is (605) 229-0100. See "INFORMATION ABOUT AMAN."

TERMS OF THE MERGER

         The Reorganization Agreement provides for the merger of a wholly owned subsidiary of Norwest ("Merger Co.") with and into AMAN, with AMAN as the surviving corporation. Upon consummation of the Merger holders of outstanding shares of AMAN common stock ("AMAN Common Stock") (other than shares as to which statutory dissenters' rights have been exercised) will receive the number of shares of Norwest Common Stock as set forth herein under "THE MERGER--Terms of the Merger."

THE SPECIAL MEETING AND VOTE REQUIRED

         THE SPECIAL MEETING

         The Special Meeting of Shareholders of AMAN to consider and vote on the Merger will be held on ____________, 1996 at 10:00 a.m., local time, at 1 South 1st Street, Aberdeen, South Dakota 57402. Only holders of record of AMAN Common Stock at the close of business on ____________________, 1996 will be entitled to notice of and to vote at the Special Meeting. At such date, there were 2,000 shares of AMAN Common Stock outstanding. Each share of AMAN Common Stock is entitled to one vote in the respective election. For additional information relating to the Special Meeting, see "MEETING INFORMATION."

         VOTE REQUIRED

         Approval of the Reorganization Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of AMAN Common Stock. See "MEETING INFORMATION--Record Date; Vote Required."

         As of the record date for the Special Meeting, two of AMAN's officers (both of whom are also directors) owned beneficially or controlled the voting of 100% of the shares of AMAN Common Stock outstanding on that date. AMAN's directors and officers have informed AMAN that they intend to vote all of their shares in favor of the Merger. At the record date, directors and executive officers of Norwest did not own beneficially any shares of AMAN Common Stock. See "MEETING INFORMATION--Record Date; Vote Required" and "MEETING INFORMATION--Principal Shareholders and Security Ownership of Management."

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF AMAN

         The Board of Directors of AMAN (the "AMAN Board"), the members of which are also the sole shareholders of AMAN, have concluded that the Merger is in the best interests of the holders of AMAN Common Stock, who will receive, in a tax-free exchange, stock of a much larger and more diversified enterprise that is actively traded on national stock exchanges. In addition to the greater liquidity provided to shareholders of AMAN, the Merger will provide AMAN with increased financial strength. See "THE MERGER--Background of and Reasons for the Merger." THE AMAN BOARD FORMALLY AND UNANIMOUSLY RECOMMENDS THAT AMAN SHAREHOLDERS VOTE FOR THE MERGER.

CLOSING DATE AND TIME OF THE MERGER

         Subject to the terms and conditions of the Reorganization Agreement, the Merger will be effective at 11:59 p.m. Central Daylight Time (the "Effective Time") on the date specified in the Reorganization Agreement (the "Closing Date"). See "THE MERGER--Closing Date and Time of the Merger" and "THE MERGER--Conditions to the Merger."

CONDITIONS AND TERMINATION

         The respective obligations of Norwest and AMAN to consummate the Merger are subject to certain conditions, including the receipt of regulatory approvals, approval of the Reorganization Agreement by the shareholders of AMAN, receipt by AMAN of certain tax opinions, and certain other conditions customary in transactions of this nature. See "THE MERGER--Conditions to the Merger" and "THE MERGER--Regulatory Approvals."

         The Reorganization Agreement may be terminated at any time prior to the Closing Date, whether prior to or after approval by shareholders of AMAN, by either party under specified conditions, including if the Merger shall not have been consummated by November 30, 1996, unless such failure of consummation shall be due to the failure of the party seeking termination to perform its respective covenants and agreements under the Reorganization Agreement. See "THE MERGER--Waiver, Amendment and Termination."

ACCOUNTING TREATMENT

         Management of Norwest anticipates that the Merger will be accounted for as a "pooling of interests" under generally accepted accounting principles. See "THE MERGER--Accounting Treatment."

REGULATORY APPROVALS

         Consummation of the Merger requires the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under
Section 4 of the BHC Act. Norwest has filed an application with the Federal Reserve Board, but there can be no assurance that the Federal Reserve Board will approve the Merger, or as to the date of such approval. The Merger is conditioned upon the receipt of all licenses or permits required under applicable state law under which AMAN is licensed that are necessary to consummate the change in control contemplated under the Reorganization Agreement. There can be no assurance that any such approval, license or permit will not contain a condition or requirement that causes it to fail to satisfy the conditions to the consummation of the Merger. See "THE MERGER -- Regulatory Approvals."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         Following the Merger, Norwest intends that AMAN will operate at its present locations and continue to offer the services currently offered by it. See "THE MERGER--Management and Operations After the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Two officers of AMAN, each of whom is also a director of AMAN, have direct and indirect interests in the consummation of the Merger separate from their interests as the sole holders of AMAN Common Stock. Specifically, under the Reorganization Agreement, each of such officers will be party to an employment agreement following the Merger. In addition, Robert A. Gloss ("Gloss") and Carl E. Perry ("Perry"), both vice presidents of AMAN, will be entitled to receive Norwest Common Stock as a result of their rights under the Phantom Stock Agreements (defined below). Gloss and Perry have direct interest in the consummation of the Merger apart from their right to receive Norwest Common Stock because, as currently contemplated in the Merger Agreement, both Gloss and Perry will be officers of AMAN following the Merger. See "THE MERGER--Interests of Certain Persons in the Merger."

RIGHTS OF DISSENTING AMAN SHAREHOLDERS

         Under applicable law, dissenting shareholders who comply with the requisite statutory procedures will be entitled to receive the appraised value of their shares. The value so determined may be more than, the same as, or less than the value of the consideration to be received by non-dissenting shareholders under the Reorganization Agreement. See "THE MERGER--Rights of Dissenting AMAN Shareholders."

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         The obligation of AMAN to consummate the Merger is conditioned on, among other things, the receipt of an opinion of counsel to AMAN, substantially to the effect that, for federal income tax purposes, (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no gain or loss will be recognized by holders of AMAN Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares;
(iii) the basis of the Norwest Common Stock received by the shareholders of AMAN will be the same as the basis of AMAN Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of AMAN will include the holding period of the AMAN Common Stock, provided such shares of AMAN Common

Stock were held as a capital asset as of the Effective Time of the Merger. If the required tax opinion is not received, the Merger will not be consummated unless the condition requiring its receipt is waived and the approvals of the AMAN shareholders are resolicited by means of an updated Information Statement-Prospectus. EACH AMAN SHAREHOLDER IS URGED TO CONSULT HIS OWN TAX AND FINANCIAL ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED UPON HIS OWN PARTICULAR FACTS AND CIRCUMSTANCES. See "THE MERGER--Certain U.S. Federal Income Tax Consequences" and "THE MERGER--Conditions to the Merger."

MARKETS AND MARKET PRICES

         Norwest Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange. On ________________, 1996, the last trading day preceding public announcement of the proposed Merger, the closing price per share of Norwest Common Stock (as reported on the NYSE composite tape) was $___ and on ____________________, 1996, the last practicable date prior to the mailing of this Information Statement-Prospectus, the price was $________.
There is no public market for AMAN Common Stock. Shareholders of AMAN are advised to obtain current market quotations for Norwest Common Stock. The market price for Norwest Common Stock will fluctuate between the date of this Information Statement-Prospectus and the Closing Date, which may be a period of several weeks or more. As a result, the market value of the Norwest Common
Stock
that shareholders of AMAN ultimately receive in the Merger could be more or less than its market value on the date of this Information Statement-Prospectus. No assurance can be given concerning the market price of Norwest Common Stock before or after the Closing Date.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

         Upon consummation of the Merger, shareholders of AMAN will become stockholders of Norwest. As a result, such shareholders' rights will change to some extent. See "THE MERGER--Certain Differences in Rights of Shareholders."

COMPARATIVE PER COMMON SHARE DATA

         The following table presents selected comparative per common share data for Norwest Common Stock on a historical and pro forma combined basis and for AMAN Common Stock on a historical and pro forma equivalent basis giving effect to the Merger using the pooling of interests method of accounting. For a description of the pooling of interests method of accounting with respect to the Merger and the related effects on the historical financial statements of Norwest, see "THE MERGER--Accounting Treatment." The historical data for Norwest and AMAN for each of the years in the three-year period ended December 31, 1995 are derived from the respective audited financial statements of Norwest and AMAN, including the related notes thereto, for such three-year period. The audited financial statements of AMAN for each of the years in the two-year period ending December 31, 1995 are included in this Information Statement-Prospectus. See "INDEX TO AMAN FINANCIAL STATEMENTS." The audited consolidated financial statements of Norwest are incorporated by reference into this Information Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The data are not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger become effective prior to the periods indicated.

                                         COMPARATIVE PER COMMON SHARE DATA



                                  NORWEST COMMON STOCK     AMAN Common Stock
                                 ----------------------    -----------------
                                                                   Pro Forma Equivalent
                                                                   --------------------
                                                   Pro                    With       Without
                                                  Forma                    DOE         DOE
                              Historical        Combined  Historical     Contract    Contract
                              ----------        --------  -----------     --------    --------
BOOK VALUE (1)
    December 31, 1995           $14.20$          14.19     $ 1,657.46    $3,916.44      $2,774.15

DIVIDENDS DECLARED (2)
Year Ended
    December 31, 1995           $0.90$          0.900      $ 2,060.000   $248.40        $175.950
    December 31, 1994            0.76           0.765          142.000    211.14         149.558
    December 31, 1993            0.64           0.640            --       176.64         125.120

NET INCOME (3)
Year Ended
    December 31, 1995           $2.73$          2.73       $1,948.88     $753.48         $533.72
    December 31, 1994            2.41           2.41        1,796.51      665.16          471.16
    December 31, 1993            1.86           1.78      (11,946.50)     491.28          347.99

(1) The pro forma combined book value per share of Norwest Common Stock represents the historical total combined stockholders' equity for Norwest and AMAN divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of AMAN represents the pro forma combined amount multiplied by the assumed AMAN Common Stock Exchange Ratio (a ratio of 276.0 shares of Norwest Common Stock for each share of AMAN Common Stock, if at the Effective Time of the Merger, AMAN has been awarded a contract with the United States Department of Education ("DOE Contract") for the collection of delinquent student loan accounts or a ratio of 195.5 shares of Norwest Common Stock for each share of AMAN Common Stock, if at the Effective Time of the Merger, such DOE Contract has not been awarded) and includes such shares required to satisfy the Phantom Stock Agreements of AMAN, for a resultant 600,000 total shares of Norwest Common Stock issued if the DOE Contract has been awarded; otherwise the total number of shares of Norwest Common Stock issued is assumed to be 425,000. The pro forma combined book value per share of Norwest Common Stock as of December 31, 1995 does not vary if, at the Effective Time of the Merger, the DOE Contract has or has not been awarded. See "THE MERGER--Terms of the Merger."

(2) Assumes no changes in cash dividends per share by Norwest. The pro forma equivalent dividends per share of AMAN Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by the applicable assumed AMAN Common Stock Exchange Ratio of 276.0 if, at the Effective Time of the Merger, AMAN has been awarded the DOE Contract; otherwise 195.5 if such DOE Contract has not been awarded. See Note (1) above.

(3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted net income and weighted average number of common and common equivalent shares) is based upon the combined historical net income for Norwest and AMAN divided by the average pro forma common and common equivalent shares of the combined entities. Such amounts for the three-year period ended December 31, 1995 do not vary if, at the Effective Time of the Merger, such DOE Contract has or has not been awarded. The respective pro forma equivalent net income per share of AMAN Common Stock represent the pro forma combined net income per share multiplied by the applicable assumed AMAN Common Stock Exchange Ratio of 276.0 or 195.5. See Note (1) above.

SELECTED FINANCIAL DATA

         The following table sets forth certain selected historical consolidated financial information for Norwest and certain selected historical financial information for AMAN. The income statement and balance sheet data included in the selected financial data for the five years ended December 31, 1995 are derived from audited consolidated financial statements of Norwest and from audited financial statements of AMAN. This information should be read in conjunction with the consolidated financial statements of Norwest and the related notes thereto, included in documents incorporated herein by reference, and in conjunction with the audited financial statements of AMAN, including the notes thereto, appearing elsewhere in this Information Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO AMAN FINANCIAL STATEMENTS."


                                         SELECTED CONSOLIDATED FINANCIAL DATA
                                         NORWEST CORPORATION AND SUBSIDIARIES

                                                            YEAR ENDED DECEMBER 31
                                       ---------------------------------------------------------------------------
                                              1995            1994           1993(1)         1992(2)          1991
                                        ---------------- --------------- --------------- --------------- ---------
                                                            (In millions except per share amounts)
INCOME STATEMENT DATA
- ---------------------
  Interest income                             $ 5,717.3         4,393.7         3,946.3         3,806.4        4,025.9
  Interest expense                              2,448.0         1,590.1         1,442.9         1,610.6        2,150.3
                                              ---------       ---------       ---------       ---------      ---------
   Net interest income                          3,269.3         2,803.6         2,503.4         2,195.8        1,875.6
  Provision for credit losses                     312.4           164.9           158.2           270.8          406.4
  Non-interest income                           1,865.0         1,638.3         1,585.0         1,273.7        1,064.0
  Non-interest expenses                         3,399.1         3,096.4         3,050.4         2,553.1        2,041.5
                                              ---------       ---------       ---------       ---------      ---------
   Income before income taxes                   1,422.8         1,180.6           879.8           645.6          491.7
  Income tax expense                              466.8           380.2           266.7           175.6           73.4
                                              ---------       ---------       ---------       ---------      ---------
  Income before cumulative
    effect of a change in
    accounting method                             956.0           800.4           613.1           470.0          418.3
  Cumulative effect on years
   prior to 1992 of change in
   accounting method                              --              --              --             (76.0)           --
                                               ---------       ---------       ---------     ---------         -----
    Net income                                 $  956.0           800.4           613.1           394.0          418.3
                                               ========        ========        ========        ========        =======

PER COMMON SHARE DATA
- ---------------------
Net income per share:
   Primary:
    Before cumulative effect
      of a change in accounting
      method                                     $ 2.76            2.45            1.89            1.44           1.33
    Cumulative effect on
      years prior to 1992 of
      change in accounting
      method                                       --              --              --            (0.25)           --
                                                 -------         -------         -------       -------          ----
      Net income                                 $ 2.76            2.45            1.89            1.19           1.33
                                                 ======         -------         -------         -------        -------
  Fully diluted:
   Before cumulative effect of
    a change in accounting
    method                                       $ 2.73            2.41            1.86            1.42           1.32
   Cumulative effect on years
    prior to 1992 of change in
    accounting method                              --              --              --            (0.23)           --
                                                 -------         -------         -------       -------          ----
    Net income                                   $ 2.73            2.41            1.86            1.19           1.32
                                                 ======         =======         =======         =======        =======

  Dividends declared per                         $0.900           0.765           0.640           0.540          0.470
   common share

BALANCE SHEET DATA
- ------------------
  At period end:
   Total assets                              $ 72,134.4        59,315.9        54,665.0        50,037.0       45,974.5
   Long-term debt                              13,676.8         9,186.3         6,850.9         4,553.2        3,686.6
   Total stockholders' equity                   5,312.1         3,846.4         3,760.9         3,371.8        3,192.3

(1) On January 14, 1994, First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, was acquired in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal and accounting expenses.

(2) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

                                          SELECTED FINANCIAL DATA
                                       AMAN COLLECTION SERVICE, INC.

                                                              YEARS ENDED DECEMBER 31
                                        -------------------------------------------------------------------
                                             1995         1994          1993        1992         1991
                                         ------------ ------------- ------------ ----------- --------
                                                      (In thousands except per share amounts)
INCOME STATEMENT DATA
  Service income                           $10,326.4       8,799.9      3,682.1     2,396.7       2,114.4
  Operating expenses                         6,424.8       5,151.0      3,645.6     2,689.1       2,068.2
                                          ----------       -------      -------     -------       -------
  Operating profit (loss)                    3,901.6       3,648.9         36.5     (292.4)          46.2
  Other income                                  26.8           2.3          8.9        19.3           1.1
  Interest expense                              30.6          58.2         69.3         9.9           3.6
                                         -----------      --------     --------  ----------     ---------
  Income before provision for
   income taxes                              3,897.8       3,593.0       (23.9)     (283.0)          43.7
  Provisions for income tax
   expense (benefit) (1)                     --              --           --         (64.4)           6.5
                                         -----------      --------     --------  ---------      ---------
  Net income (loss)                       $  3,897.8       3,593.0       (23.9)     (218.6)          37.2
                                          ==========       =======    ========    ========       ========

PER COMMON SHARE DATA (2)
  Net income (loss)                           $1,949         1,797         (12)       (109)            19
  Dividends declared (3)                       2,060           142           --          --            --

BALANCE SHEET DATA At period end:
   Total assets                             $4,223.3       4,732.3      1,076.9       816.8         596.6
   Long-term liabilities                       378.6         134.0        414.3       250.6          14.3
   Total stockholders' equity                3,314.9       3,537.1        228.1       252.0         470.7



(1) As of January 1, 1994, AMAN elected to have its income taxed under Section 1372 of the Internal Revenue Code which provides that, in lieu of corporation income taxes, the shareholders are taxed on their proportionate share of the company's taxable income.

(2) Based on weighted shares outstanding of 2,000 shares.

(3) Cash dividends in 1995 and 1994 represent Subchapter "S" distributions made to shareholders of AMAN for related individual income taxes and general purposes.

                                                MEETING INFORMATION

GENERAL

         This Information Statement-Prospectus is being furnished to holders of AMAN Common Stock in connection with the Special Meeting to be held on ____________________, 1996 and any adjournments thereof, to consider and approve the Reorganization Agreement and such other business as may properly come before the Special Meeting or any adjournments thereof.

         This Information Statement-Prospectus is also furnished by Norwest to shareholders of AMAN as a prospectus in connection with the issuance by Norwest of shares of Norwest Common Stock upon consummation of the Merger. This Information Statement-Prospectus and the attached Notice of Special Meeting are first being mailed to shareholders of AMAN on or about ____________________, 1996.

DATE, PLACE, AND TIME

         The Special Meeting will be held at AMAN, 1 South 1st Street, Aberdeen, South Dakota 57402 on ___________________, 1996, at 10:00 a.m., local time.

RECORD DATE; VOTE REQUIRED

         The AMAN Board has fixed the close of business on ____________, 1996, as the record date for the determination of shareholders of AMAN entitled to receive notice of, and to vote at, the Special Meeting. On the record date there were 2,000 shares of AMAN Common Stock outstanding. Each share of AMAN Common Stock outstanding on the record date is entitled to one vote at the Special Meeting. Approval of the Reorganization Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of AMAN Common Stock. The Merger cannot be consummated without AMAN shareholder approval of the Reorganization Agreement.

         As of the record date for the Special Meeting, directors and executive officers of AMAN owned beneficially or controlled the voting of an aggregate of 100% of the shares of AMAN Common Stock outstanding on that date. AMAN's directors and executive officers have informed AMAN that they intend to vote all of their shares of AMAN Common Stock in favor of the Reorganization Agreement. Information regarding the shares of AMAN Common Stock beneficially owned by each director and executive officer of AMAN, and by all directors and executive officers as a group, is set forth in the tables under the heading "Principal Shareholders and Security Ownership of Management" below.

         At the record date, directors and executive officers of Norwest did not own beneficially any shares of AMAN Common Stock.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

         Set forth below are the names and addresses, and the number of shares held as of the record date for the Special Meeting by those directors and executive officers of AMAN who may be deemed to own beneficially, whether directly or indirectly, 5% or more of the outstanding shares of AMAN Common Stock. Management of AMAN believes each shareholder named below has sole voting and investment power over the shares shown in the tables unless otherwise indicated. The shares shown in the tables include all shares the named parties may be deemed to own beneficially, including shares held by spouses.

                                     Number of Shares
Name and Address                    Beneficially Owned         Percent of Class


Thomas E. Aman                             1,663                       83.15%
38310 133rd Street
Aberdeen, South Dakota 57401

Daniel R. Moen                               337                       16.85%
1216 North Main Street
Aberdeen, South Dakota 57401



                                    THE MERGER

        This section of the Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Reorganization Agreement, which is attached as Appendix A to this Information Statement-Prospectus and is incorporated by reference herein. ALL SHAREHOLDERS OF AMAN ARE URGED TO READ THE REORGANIZATION AGREEMENT IN ITS ENTIRETY.

BACKGROUND OF AND REASONS FOR THE MERGER

        Beginning in early 1995, the directors of AMAN, who own all of the outstanding shares of AMAN, determined that an acquisition of AMAN or other transaction under appropriate terms would increase the liquidity of their investment, as well as serve the best interests of AMAN's customers, by expanding the range of services AMAN could offer. AMAN received several inquiries from third parties, including Norwest, who expressed interest in acquiring a controlling ownership position in AMAN. An exchange of information and discussions with Norwest followed. In February, 1996, Norwest submitted a preliminary proposal relating to the acquisition of the AMAN Common Stock and the merger of AMAN into a Norwest subsidiary. Further negotiations between AMAN and Norwest followed, which resulted in Norwest's submitting a letter of intent to AMAN on February 13, 1996 which was unanimously approved by the AMAN Board and signed on behalf of AMAN on March 1, 1996. During the next few weeks, Norwest conducted a due diligence review of AMAN, and the parties negotiated a definitive agreement which was approved by the AMAN Board and executed by Norwest and AMAN as of March 21, 1996.

        THE AMAN BOARD FORMALLY AND UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS OF AMAN VOTE FOR APPROVAL OF THE REORGANIZATION
AGREEMENT.

        The recommendation of the AMAN Board is based upon a number of factors, including the terms of the Merger, the Reorganization Agreement and the Merger Agreement (defined below), the benefits expected to result from the combination of AMAN and Norwest, information concerning the financial condition, results of operations and prospects of AMAN as a stand alone company, the AMAN Board's view of the relative merits of other opportunities that had been presented, including the possibility of remaining independent, the market price of Norwest Common Stock and the lack of a public market for AMAN Common Stock, the fact that the Merger would be an event free of federal income taxation to AMAN stock-holders to the extent they receive Norwest Common Stock solely in exchange for their shares of

AMAN Common Stock, and the likelihood that the Merger would be approved by the appropriate regulatory authorities.

        The AMAN Board believes that the Merger would provide holders of AMAN Common Stock with the opportunity to receive a premium over the prices per share of AMAN Common Stock at which individual trades occurred in the past. In addition, to the extent that AMAN stockholders receive Norwest Common Stock in the Merger, the Merger will enable such stockholders to participate as Norwest stockholders, on a tax-deferred basis, in the expanded opportunities for growth and profitability made possible by the Merger. In this regard, the AMAN Board considered the lack of an established market for AMAN Common Stock, and the historical prices and trading information with respect to Norwest Common Stock. The AMAN Board believes the Merger will result in a combined entity that (1) is financially stable and well capitalized, (2) continues to increase revenue, (3) allows for the creation and implementation of an account purchasing and collection program, (4) is capable of competing more effectively with larger collection agencies, and (5) provides for continuity of management. There can be no assurances, however, that the combined entity will achieve any of the foregoing post-merger results.

        Based on these matters, and on other matters as deemed relevant, the AMAN Board approved the Merger Agreement as being fair to and in the best interest of AMAN and its stockholders.

TERMS OF THE MERGER

        At the Effective Time, Merger Co. will be merged by statutory merger with and into AMAN pursuant to the agreement and plan of merger (the "Merger Agreement") in substantially the form attached to the Reorganization Agreement as Exhibit A, with AMAN as the surviving corporation, in which Merger each share of AMAN Common Stock outstanding immediately prior to the Effective Time of the Merger (other than shares as to which statutory dissenters' rights have been exercised) will be converted into and exchanged for a number of Norwest common stock as set forth in (i) and (ii) below:

         (i) If, at the Effective Time of the Merger, AMAN has been awarded the DOE Contract, the number of shares of Norwest Common Stock shall be 600,000 shares less the number of shares required to satisfy the Phantom Stock Agreements, divided by the number of shares of AMAN Common Stock outstanding; and

         (ii) If, at the Effective Time of the Merger, AMAN has not been awarded the DOE Contract, then the number of shares of Norwest Common Stock shall be 425,000 shares less the number of shares required to satisfy the Phantom Stock Agreements, divided by the number of shares of AMAN Common Stock outstanding.

        The Phantom Stock Agreements are the Agreement between Gloss and AMAN dated August 18, 1982, and the Deferred Compensation (Phantom Stock) Plan entered into on June 7, 1993 by Perry and AMAN.

        Pursuant to the Reorganization Agreement, Norwest will contribute to AMAN the number of shares of Norwest Common Stock required to satisfy the Phantom Stock Agreements, and AMAN will deliver the shares to Gloss and Perry, subject to a maximum of 600,000 shares or 425,000 shares, as the case may be, as described in (i) and (ii) above.

        The market price for Norwest Common Stock will fluctuate between the date of this Information Statement-Prospectus and the Closing Date, which may be a period of several weeks. As a result, the market value of the Norwest Common Stock that shareholders of AMAN ultimately receive in the Merger could be more or less than its market value on the date of this Information Statement-Prospectus.

        The Reorganization Agreement provides that if, between the date of the Reorganization Agreement and the Effective Time, shares of Norwest Common Stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon is declared with a record date within the same period, the conversion ratios provided for in the Reorganization Agreement will be adjusted accordingly.

        Shares of Norwest Common Stock issued and outstanding immediately prior to the Closing Date will remain issued and outstanding.

CLOSING DATE AND TIME OF THE MERGER

        Subject to the terms and conditions set forth in the Reorganization Agreement, the closing of the Merger will occur within five business days after AMAN has been awarded the DOE Contract or AMAN has provided evidence satisfactory to Norwest that it will not be awarded the DOE Contract, or on such other date upon which the parties agree (the "Closing Date"). The Effective Time of the Merger will be 11:59 p.m., Central Daylight Time, on the Closing Date. Norwest and AMAN anticipate that the Merger will close in the third quarter of 1996, although there can be no assurance as to whether or when the Merger will occur. See "Terms of the Merger," "Conditions to the Merger," and "Regulatory Approvals" herein.

DELIVERY OF CERTIFICATES

        Following the closing, which shall occur on the Closing Date (the "Closing"), Norwest Bank Minnesota, National Association, acting in the capacity of transfer agent for Norwest (the "Transfer Agent"), will deliver to each shareholder of AMAN (other than shareholders who have exercised statutory dissenters' rights) who has surrendered certificates representing shares of AMAN Common Stock, properly endorsed, a certificate representing the Norwest Common Stock to which such shareholder is entitled.

        All Norwest Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time. There shall be paid to the shareholder in whose name the certificates representing shares of Norwest Common Stock issued in connection with the Merger are registered any dividends the record and payment dates of which shall have been after the Closing Date. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

CONDITIONS TO THE MERGER

        The Merger will occur only if the Reorganization Agreement is approved by the requisite vote of shareholders of AMAN. Consummation of the Merger is subject to the satisfaction of certain conditions, most of which are customary in such transactions. Such conditions may be waived by the parties to the extent that waiver is permitted by applicable law. Conditions to the obligations of both parties to consummate the Merger include, but are not limited to, (i) approval of the Reorganization Agreement by the requisite vote of shareholders of AMAN, (ii) the receipt of all necessary regulatory approvals, including the approval of the Merger by the Federal Reserve Board and certain states, and the expiration of all applicable waiting and appeal periods, (iii) the absence of any order of a court or agency of competent jurisdiction restraining, enjoining, or otherwise prohibiting consummation of the transactions contemplated by the Reorganization Agreement, (iv) the receipt by AMAN of an opinion of counsel to the effect that for federal income tax purposes the Merger will be a tax-free reorganization, (v) receipt of authorization for listing on the New York Stock Exchange and Chicago Stock Exchange of the Norwest

Common Stock to be issued in connection with the Merger, and (vi) effectiveness of the registration statement pertaining to such shares filed with the Securities and Exchange Commission.

        Norwest's obligation to consummate the Merger is also subject to, among other things, (i) the total number of shares of AMAN Common Stock (including phantom shares and other share equivalents) outstanding and subject to issuance upon exercise of all warrants options, conversion rights, phantom shares, or other share equivalents not having exceeded 2,000; (ii) the receipt of a certificate from specified officers of AMAN concerning the accuracy and completeness of AMAN's financial information presented in this Information Statement-Prospectus and the absence of any material changes in such information since the date of AMAN's most recent interim financial statements; (iii) the absence of any reasonable basis for any proceeding, claim, or action seeking to impose, or that could reasonably be expected to result in the imposition, on AMAN of any liability arising from the release of hazardous substances under any local, state, or federal environmental statute, regulation, or ordinance which has had or could reasonably be expected to have a material adverse effect upon AMAN; (iv) the absence of any change or any circumstance which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, or prospects of AMAN; and (v) AMAN shall have been awarded the DOE Contract or AMAN shall have provided evidence satisfactory to Norwest that it will not be awarded the DOE Contract.

REGULATORY APPROVALS

        Consummation of the Merger requires the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under
Section 4 of the BHC Act. Norwest has filed an application with the Federal Reserve Board, but there can be no assurance that the Federal Reserve Board will approve the Merger, or as to the date of such approval. The Merger is conditioned upon the receipt of all licenses or permits required under applicable state law under which AMAN is licensed that are necessary to consummate the change in control contemplated under the Reorganization Agreement. There can be no assurance that any such approval, license or permit will not contain a condition or requirement that causes it to fail to satisfy the conditions to the consummation of the Merger.

        The approval of any application merely indicates satisfaction of regulatory criteria for approval, which do not include review of the transaction from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed transactions.

        Norwest and AMAN are not aware of any additional governmental approvals or compliance with banking laws and regulations that would be required for consummation of the Merger other than those described above. Should any other approval or action be required, it is currently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance regarding the timing thereof. THE MERGER CANNOT PROCEED IN THE ABSENCE OF ALL REQUISITE REGULATORY APPROVALS. SEE "THE MERGER--CONDITIONS TO THE MERGER."

BUSINESS PENDING THE MERGER

        Under the terms of the Reorganization Agreement, AMAN agreed to maintain its corporate existence in good standing and to conduct its business in the ordinary and usual manner. In the Reorganization Agreement AMAN has also agreed, among other things, that it will not, without the prior written consent of
Norwest: (i) enter into any material agreement, contract, or commitment in excess of

$25,000; (ii) make any investments except investments made in the ordinary course of business; (iii) declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock, except as consistent with past practices and provided that such dividend or distribution does not disqualify the Merger as a "pooling of interests" for accounting purposes; (iv) increase the compensation or benefits of any employees, officers, directors or executive employees, except pursuant to existing compensation plans and practices and bonus plans consistent with historical practices; or (v) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

CERTAIN COVENANTS

        The Reorganization Agreement includes a number of covenants of AMAN which are customary in transactions such as the Merger. Among other things, the Reorganization Agreement provides that, prior to the Closing Date, AMAN will (i) make such adjustments as Norwest may request to conform AMAN's accounting practices to those of Norwest and Norwest's plans with respect to the conduct of AMAN's business following the Merger and to provide for costs and expenses related to the consummation of the transactions contemplated by the Reorganization Agreement; (ii) not take any action with respect to AMAN which would disqualify the Merger as a "pooling of interests" for accounting purposes; and (iii) not intentionally or due to gross neglect act or fail to act in any manner that would have a material adverse effect on the financial condition, results of operations, business or marketing efforts of AMAN.

        The Reorganization Agreement also includes a number of covenants of Norwest which are customary in transactions such as the Merger. The Reorganization Agreement provides, among other things, that, prior to the Closing Date, Norwest will (i) use its best efforts to file, by April 30, 1996, a Registration Statement on Form S-4 with the Commission, (ii) file all documents required for the shares of Norwest Common Stock to be issued to AMAN in connection with the Merger to be listed on the New York Stock Exchange and the Chicago Stock Exchange, and (iii) use its best efforts to obtain all required Blue Sky approvals.

        Neither AMAN nor any director, officer, representative, or agent of AMAN, will solicit, authorize the solicitation of, or enter into any discussions with any party other than Norwest concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of common stock, or any other equity security of AMAN; (ii) to make a tender or exchange offer for any shares of such common stock or other equity security; (iii) to purchase, lease, or otherwise acquire the assets of AMAN except in the ordinary course of business; or (iv) to merge, consolidate, or otherwise combine with AMAN.

WAIVER, AMENDMENT, AND TERMINATION

        Either Norwest or AMAN may, in writing, give any consent, terminate the Reorganization Agreement in accordance with its terms, or waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants and conditions in the Reorganization Agreement.

        At any time before the Closing Date the parties may amend the Reorganization Agreement by action of their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors; provided, however, that no such amendment occurring after approval of the Merger by the shareholders of AMAN may adversely affect the consideration to be received by the shareholders of AMAN.

        The Reorganization Agreement may be terminated at any time prior to the Closing Date (i) by mutual written consent of the parties; (ii) by either party by written notice to the other if the Merger shall not have been consummated by November 30, 1996, unless such failure of consummation is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Reorganization Agreement; provided, however, that if Norwest is the party seeking to terminate the Reorganization Agreement, then AMAN will have five business days in which to elect to consummate the Merger by accepting a total of 425,000 shares of Norwest Common Stock, less the number of shares required to satisfy the Phantom Stock Agreements; (iii) by AMAN or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final unappealable order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Reorganization Agreement; (iv) by Norwest if AMAN made a material misrepresentation or breach of its representations and warranties set forth in the Reorganization Agreement and such breach or misrepresentation, after due notice, has not been corrected, or if, after due notice, there has been a failure on the part of AMAN to comply in any material respect with its agreements or covenants set forth in the Reorganization Agreement; (v) by AMAN if Norwest made a material misrepresentation or breach of its representations and warranties set forth in the Reorganization Agreement and such breach or misrepresentation, after due notice, has not been corrected, or if, after due notice, there has been a failure on the part of Norwest to comply in any material respect with its agreements or covenants set forth in the Reorganization Agreement; or (vi) by either Norwest or AMAN upon thirty days' written notice if the required approval of the shareholders of AMAN for the adoption and the approval of the Merger and the Reorganization Agreement is not received. If the Reorganization Agreement is terminated in accordance with the preceding clause (vi), AMAN shall be required to pay to Norwest, within five business days of the effective date of the termination, a fee equal to $1 million.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

        After the Merger, AMAN will continue to operate at its present locations, offering the same services currently offered.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        In considering the recommendation of AMAN's Board with respect to the Merger, shareholders of AMAN should be aware that certain officers and directors of AMAN have direct or indirect interests separate from their interests as holders of AMAN Common Stock, as set forth below.

        After the Effective Time, all of AMAN's officers will continue to be officers of AMAN. Two of the officers are also directors but will not continue to be directors of AMAN. These parties will hold such positions until their successors are elected.

CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

        AMAN is incorporated as a corporation in the State of South Dakota and Norwest is incorporated as a corporation in the State of Delaware. Shareholders of AMAN, whose rights are governed by AMAN's articles of incorporation and bylaws will, upon consummation of the Merger, become stockholders of Norwest. Their rights as Norwest stockholders will be governed by Norwest's Restated Certificate of Incorporation ("Norwest Certificate") and bylaws, each as amended, and by the Delaware General Corporation Law ("DGCL"). The following is a summary of certain significant differences between the rights of shareholders of AMAN and the rights of stockholders of Norwest.

        CAPITAL STOCK

        AMAN. AMAN's Articles of Incorporation authorize the issuance of 5,000 shares of common stock, $5.00 par value, of which 2,000 shares are outstanding. All such outstanding shares have equal rights and preferences with respect to voting, dividends and distributions upon liquidation.

        NORWEST. See the documents included under the heading "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," especially Norwest's Current Report on Form 8-K dated April 30, 1996 containing a description of the Norwest Common Stock for a description of certain aspects of the capital stock of Norwest and certain rights of Norwest's stockholders.

        SHAREHOLDER VOTE REQUIREMENTS

         CERTAIN BUSINESS COMBINATIONS

           AMAN. Under South Dakota law, a merger must be approved by the affirmative vote of a majority of the outstanding shares of AMAN entitled to vote on such an action. In addition, the affirmative vote of a majority of the outstanding shares of AMAN entitled to vote is required to approve the sale, lease, exchange, transfer or other disposition of all or substantially all the corporation's assets.

           NORWEST. Except as described below, the affirmative vote of a majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Norwest or the sale, lease or exchange of all or substantially all of Norwest's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Norwest is the surviving corporation and (i) the agreement of merger for the merger does not amend in any respect the Norwest Certificate,
(ii) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Norwest after the merger, and
(iii) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest's capital stock outstanding immediately before the merger.

           In addition to being subject to the laws of Delaware, Norwest, as a bank holding company, is subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions.

         REMOVAL OF DIRECTORS

           AMAN. Under South Dakota law and AMAN's bylaws, a director, or the entire AMAN Board, may be removed with or without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such removal.

           NORWEST. Under Delaware law, any director, or the entire Norwest Board, may be removed with or without cause by the affirmative vote of a majority of the outstanding shares entitled to vote on such removal.

         VACANCIES ON THE BOARD OF DIRECTORS

           AMAN. As permitted under South Dakota law, AMAN's bylaws provide that a vacancy or vacancies on AMAN's Board may be filled by a majority of the remaining directors. Stockholders have no statutory right to compel an election even if, after filling vacancies by directors, the directors elected by stockholders are less than a majority of the Board of Directors.

           NORWEST. Vacancies on the Norwest Board may be filled by a majority of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Norwest are elected by plurality of the votes of shares of Norwest capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected.

         AMENDMENTS TO THE CERTIFICATE OR ARTICLES OF INCORPORATION

           AMAN. Under South Dakota law, a majority of the outstanding shares entitled to vote thereon is required to amend the articles of incorporation of AMAN, and a proposed amendment must also be approved by the vote of a majority of outstanding shares of a class, whether such class is entitled to vote thereon, under certain circumstances.

           NORWEST. The Norwest Certificate may be amended only if the proposed amendment is approved by the Norwest Board and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class.

         AMENDMENTS TO BYLAWS

           AMAN. The power to alter, amend or repeal the bylaws and to adopt new bylaws is vested in AMAN's Board by the South Dakota Business Corporation Act. Pursuant to AMAN's bylaws, the bylaws of the corporation may be amended by a vote of shareholders representing three-fourths of all stock issued and outstanding.

           NORWEST. The Norwest Bylaws may be amended by a majority of the Norwest Board or by a majority of the outstanding stock entitled to vote thereon. Shares of Norwest Preferred Stock and Norwest Preference Stock currently authorized in the Norwest Certificate may be issued by the Norwest Board without amending the Norwest Certificate or otherwise obtaining the approval of Norwest's stockholders.

         CUMULATIVE VOTING

         Cumulative voting permits the holder of each share of stock entitled to vote in the election of directors to cast that number of votes which equal the number of directors to be elected. The holder may allocate all votes represented by a share to a single candidate or may allocate those votes among as many candidates as he or she chooses. Thus, a shareholder with a significant minority percentage of the outstanding shares may be able to elect one or more directors if voting is cumulative. In contrast, where no cumulative voting is provided for, the holder or holders of a majority of the shares entitled to vote in an election of directors will be able to elect all the directors.

           AMAN. South Dakota law and AMAN's bylaws both provide for cumulative voting in the election of directors.

           NORWEST. Under Delaware law, cumulative voting of stock applies only when so provided in the certificate of incorporation of a corporation. The Norwest Certificate does not currently provide for cumulative voting in the election of directors.

        DISSENTERS' RIGHTS

         AMAN. Under South Dakota law, dissenters' rights are available to AMAN shareholders with respect to the following actions: (i) mergers and consolidations (including the Merger); (ii) any sale or exchange of all or substantially all of the property and assets of AMAN not made in the usual and regular course of business; (iii) certain plans of exchange; (iv) certain amendments to the articles of incorporation; and (v) any corporate action taken pursuant to a vote of stockholders to the extent that the articles, bylaws or board resolutions so provide. Where required, the corporation must pay each dissenting shareholder the estimated fair value of the shares held by such person, plus interest. Dissenting stockholders retain all other rights of a stockholder until those rights are cancelled or modified by corporate action.

         See the more detailed discussion below under "Rights of Dissenting AMAN Shareholders."

         NORWEST. Section 262 of the DGCL provides for stockholder appraisal rights in connection with mergers and consolidations generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Norwest Common Stock is listed on the NYSE and the CHX and currently held by more than 2,000 stockholders. For these reasons, assuming that the other conditions described above are satisfied, holders of Norwest Common Stock will not have appraisal rights in connection with mergers and consolidations involving Norwest.

        SPECIAL MEETINGS

         AMAN. Under South Dakota law and pursuant to AMAN's bylaws, special meetings of stockholders may be called by the President, and in his absence by the Secretary or AMAN's Board, and shall be called by AMAN's Board upon the request of the holders of twenty-five percent (25%) of the outstanding shares of AMAN.

         NORWEST. Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. The Norwest Bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President or a majority of the Norwest Board. As such, holders of Norwest Common Stock do not have the ability to call a special meeting of stockholders.

        ACTION WITHOUT A MEETING

         AMAN. Under South Dakota law and AMAN's bylaws, AMAN shareholders may act without a meeting if a consent in writing to such action is signed by all shareholders.

         NORWEST. As permitted by Section 228 of the DGCL and the Norwest Certificate, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

        ANTITAKEOVER STATUTES

         AMAN. The South Dakota Domestic Public Corporation Takeover Act governs changes or potential changes in the control of domestic public corporations. AMAN is not a South Dakota domestic public corporation, and therefore, is not subject to the provisions of such Act.

           Under the South Dakota Business Corporation Act, since AMAN's articles of incorporation or bylaws do not otherwise state, a meeting of shareholders must be called by AMAN's Board to vote on the Merger.

         NORWEST. The Delaware antitakeover statute governs "business combinations" between a publicly held Delaware corporation having certain numbers of stockholders or listed on certain exchanges and an "interested stockholder." This statute is designed primarily to regulate the second step of a two-tiered takeover attempt. Delaware law broadly defines a "business combination" as including a merger, sale of assets, issuance of voting stock and various other types of transactions with an interested stockholder and other related parties. An "interested stockholder" is defined as any person who beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. Delaware law prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder unless (a) the board of directors approved the business combination before the stockholder became an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began, excluding in computing such percentage shares held by certain types of stockholders or (c) the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved by at least two-thirds of the outstanding voting stock not owned by such stockholder.

        DERIVATIVE ACTIONS

         AMAN. Under South Dakota law, a derivative action may be brought on behalf of AMAN if the plaintiff alleges in the complaint that the plaintiff was a stockholder at the time of the transaction or that the shares devolved on the plaintiff by operation of law. The plaintiff must also describe the plaintiff's efforts to secure from the Board of Directors such action as the plaintiff desires and the reason for the failure of such efforts or for not making the effort. The derivative action may not be maintained if it becomes apparent the plaintiff does not adequately and fairly represent the interests of the stockholders in the corporation.

         NORWEST. Under Delaware law, a stockholder may bring an action on behalf of the corporation if the plaintiff alleges in the complaint that the plaintiff was a stockholder at the time of the transaction or that his shares devolved on him by operation of law.

        DIVIDENDS AND DISTRIBUTIONS

         AMAN. Under South Dakota law, AMAN may pay dividends on its outstanding shares in cash, property or its own shares, except where AMAN is insolvent or when the payment thereof would render AMAN insolvent; provided that dividends paid in cash or property may be paid only out of unreserved and unearned surplus of AMAN.

         NORWEST. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the

DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        PROPOSAL OF BUSINESS, NOMINATION OF DIRECTORS

         AMAN. South Dakota law provides for detailed advance notice and informational procedures which shareholders must follow in order to nominate a candidate to serve as a director or to propose an item of business for consideration at a meeting of shareholders.

        NORWEST. The Norwest Bylaws contain detailed advance notice and information procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. The Norwest Bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, the Norwest Bylaws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders.

        INDEMNIFICATION AND LIMITATION ON DIRECTOR LIABILITY

         AMAN. Under South Dakota law, AMAN may indemnify any person made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person was or is a director, officer, employee or agent of such corporation, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.

         NORWEST. The Norwest Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (i) any breach of the director's duty of loyalty to Norwest or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

         The Norwest Certificate provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board. The Norwest Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

         The Norwest Certificate authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

         Pursuant to the Norwest Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Norwest or another entity against any expense, liability or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

         The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Norwest Certificate or Norwest Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        INSPECTION RIGHTS

         AMAN. Under South Dakota law, a stockholder who has owned shares in AMAN for at least six months or who holds at least 5% of the outstanding shares of the corporation, has the right to examine, at any reasonable time, for any proper purpose, the books and records of account, minutes and record of shareholders and to make extracts therefrom.

         NORWEST. Under Delaware law, a stockholder of Norwest has the right to inspect, copy and make extracts of the stockholder lists, including addresses and other stockholder data, for a purpose reasonably related to the person's interest as a stockholder. For ten days prior to and during a stockholders meeting the stockholder list must be open to inspection by stockholders for any purpose germane to the meeting and kept in the city where the meeting is to be held.

        DIRECTORS

         STANDARD OF CARE

           AMAN. South Dakota law requires that directors of AMAN exercise their powers in good faith and with a view to the best interests of the corporation.

           NORWEST. Under Delaware law, a duty of care requires directors of Norwest to inform themselves about all material information reasonably available to them before making a business decision. The business judgment rule protects good faith business decisions where the duty of care element is met and reasonable diligence is met.

         LIABILITY

           AMAN. Under South Dakota law, AMAN directors who approve the declaration of any dividend or other distribution of assets to stockholders contrary to the provisions of the South Dakota Business Corporation Act or AMAN's articles of incorporation are jointly and severally liable to the corporation for the amount of such dividend which is paid or the value of such assets which are distributed in excess of the amount which could have been paid or distributed in accordance with the provisions of the South Dakota Business Corporation Act and AMAN's articles of incorporation. In addition, AMAN directors who approve any distribution of assets to stockholders during the liquidation of the corporation prior to paying or adequately providing for all known liabilities of the corporation are jointly and severally liable to creditors (to the extent that such liabilities are not thereafter paid and discharged). Finally, directors who approve the making of a loan to an officer or director of AMAN or the making of any loan secured by the shares of stock of AMAN are jointly and severally liable to the corporation for the amount of such loan until the repayment thereof.

           NORWEST. Under Delaware law, a director of Norwest who willfully or negligently violates restrictions on payment of dividends or stock purchases or redemptions is jointly and severally liable (at any time within six years after such payment, purchase or redemption) to the corporation and, in the event of dissolution or insolvency, its creditors, for the full amount unlawfully paid with interest. The Norwest Certificate eliminates the liability of directors for monetary damages, except in the case of (i) breach of the duty of loyalty, (ii) bad faith or intentional misconduct, (iii) unlawful distributions and (iv) any transaction in which the director derived improper personal benefit.

RIGHTS OF DISSENTING AMAN SHAREHOLDERS UNDER SOUTH DAKOTA LAW

        An AMAN stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions: (i) any plan of merger or consolidation to which AMAN is a party, if approval by the stockholders is required for the merger by law or the articles of incorporation and the stockholder is entitled to vote on the merger; (ii) any sale or exchange of all or substantially all of the property and assets of AMAN not made in the usual and regular course of its business; (iii) any plan of exchange to which AMAN is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan; (iv) certain amendments to the articles of incorporation of AMAN which materially and adversely affect the rights appurtenant to the shares of the dissenting holder; and (v) any other corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that dissenting stockholders are entitled to obtain payment for their shares. A stockholder who is entitled to dissent and obtain payment under law may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to such stockholder or AMAN.

         A stockholder of record may assert dissenters' rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and discloses the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders. A beneficial stockholder who is not the record holder may assert dissenters' rights as to shares held on his behalf only if he submits to AMAN the written consent of the stockholder of record to the dissent at the time of or before the beneficial stockholder asserts dissenters' rights.

         If the proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under law and obtain payment for their shares by complying with the terms of the South Dakota Business Corporation Act, and be accompanied by a copy of the relevant sections of such Act.

         If the proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenters' rights and obtain payment for his shares (i) must file with AMAN, before the vote, written notice of his intent to demand payment for his shares if the proposed action is effectuated, and (ii) must not vote his shares in favor of the proposed action. A stockholder who does not satisfy the requirements of the foregoing sentence is not entitled to payment for his shares under the South Dakota Business Corporation Act.

         If the proposed corporate action creating dissenters' rights is approved at a stockholders' meeting, AMAN is required to deliver a notice to all stockholders who gave due notice of their intention to demand payment and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, AMAN is required to send to all shareholders who are entitled to dissent and demand payment for their shares a notice of the adoption of the plan of corporate action. The notice must
(i) state where and when a demand for payment shall be sent and certificates of certificated shares shall be deposited in order to obtain payment, (ii) inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received, (iii) supply a form for demanding payment which includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares, and (iv) be accompanied by a copy of the relevant sections of the South Dakota Business Corporation Act. The time set for the demand and deposit shall be not less than thirty days from the mailing of the notice.

         A shareholder who fails to demand payment, or fails, in the case of certificated shares, to deposit certificates, as required by the South Dakota Business Corporation Act will have no right under such act to receive payment for his shares. If the shares are not represented by certificates, the corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action, or the release of restrictions set forth in the following three paragraphs. The dissenter shall retain all other rights of a shareholder until these rights are modified by effectuation of the proposed corporate action.

         Within sixty days after the date set for demanding payment and depositing certificates, if AMAN has not effectuated the proposed corporate action and remitted payment for shares pursuant to the South Dakota Business Corporation Act, it must return any certificates that have been deposited, and release uncertificated shares from any transfer restriction imposed by reason of the demand for payment.

         If uncertificated shares have been released from transfer restrictions, and deposited certificates have been returned, AMAN may at any later time send a new notice conforming to the relevant requirements with like effect.

         Immediately upon effectuation of the proposed corporate action, or upon receipt of demand for payment if the corporate action has already been effectuated, AMAN must remit to dissenters who have made demand and, if their shares are certificated, have deposited their certificates, the amount which AMAN estimates to be the fair value of the shares, with interest if any has accrued. The remittance shall be accompanied by:

           (i) AMAN's closing balance sheet and statement of income for a fiscal year ending not more than sixteen months before the date of remittance, together with the latest available interim financial statements;

           (ii) A statement of AMAN's estimate of fair value of the shares; and

           (iii) A notice of the dissenters' right to demand supplemental payment, accompanied by a copy of the relevant sections of the South Dakota Business Corporation Act.

         If AMAN fails to remit or if the dissenter believes that the amount remitted is less than the fair value of his shares, or that the interest is not correctly determined, the dissenter may send AMAN his own estimate of the value of the shares or of the interest and demand payment of the deficiency. If the dissenter fails to file such estimate within thirty days after AMAN mails the remittance, the dissenter shall not be entitled to more than the amount remitted.

         Within sixty days after receiving a demand for payment, if any such demands for payment remain unsettled, AMAN must file in an appropriate court a petition requesting that the fair value of the shares and interest thereon be determined by the court. All dissenters, wherever residing, whose demands have not been settled will be made parties to the proceeding and AMAN will be required to serve a copy of the petition on each such dissenter.

         The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. All dissenters who are made parties shall be entitled, after a hearing without a jury, to judgment for the amount by which the fair value of their shares is found to exceed the amount previously remitted with interest.

         If AMAN were to fail to file a petition as described herein, each dissenter who made a demand and who has not already settled his claim against AMAN shall be paid by AMAN the amount demanded by him with interest, and may sue therefor in an appropriate court.

         AMAN may elect to withhold the remittance required from any dissenter with respect to shares of which the dissenter or the person on whose behalf the dissenter acts was not the beneficial owner on the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action. With respect to such shares, AMAN must, upon effectuating the corporate action, state to each dissenter its estimate of the fair value of the shares, state the rate of interest to be used, explaining the basis thereof, and offer to pay the resulting amounts on receiving the dissenter's agreement to accept them in full satisfaction.

         If the dissenter believes that the amount offered is less than the fair value of the shares and interest determined according to this section, he may within thirty days after the date of mailing of AMAN's offer, mail the corporation his own estimate of fair value and interest, and demand their payment. If the dissenter fails to do so, he shall be entitled to no more than AMAN's offer.

        The foregoing summary does not purport to be a complete statement of the provisions of the South Dakota Business Corporation Act, ss.ss.47-6-23 to 47-6-23.3, inclusive, and ss.ss.47-6-40 to 47-6-50, inclusive (the "Statutes"), and is qualified in its entirety by reference to the relevant provisions of the Statutes, the text of which is attached hereto as Appendix B. Any shareholder of AMAN who desires to exercise dissenters' appraisal rights should carefully review and comply with the relevant provisions of the Statutes. DISSENTERS' RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF THE STATUTES ARE NOT FULLY AND PRECISELY SATISFIED.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The obligation of AMAN to consummate the Merger is conditioned on, among other things, the receipt of an opinion of Dorsey & Whitney LLP, counsel to AMAN, which will be based upon facts and representations to be provided to such firm, and subject to various assumptions and qualifications, substantially to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by holders of AMAN Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of AMAN will be the same as the basis of AMAN Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of AMAN will include the holding period of the AMAN Common Stock, provided such shares of AMAN Common Stock were held as a capital asset as of the Effective Time of the Merger.

        The Internal Revenue Service (the "IRS") has not been and will not be asked to rule upon the tax consequences of the Merger. An opinion of counsel is not binding on the IRS and there can be no assurance that the IRS will not take a position contrary to the opinion or that the opinion will be upheld by the courts if challenged by the IRS. In addition, the tax opinion will be based upon the Code, regulations currently in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change.

        The tax opinion will be based upon certain assumptions, including the assumption that the holders of AMAN Common Stock do not have any plan or intention to sell, exchange or otherwise dispose of a number of shares of Norwest Common Stock received pursuant to the Merger that would reduce the ownership of Norwest Common Stock by all of the pre-Merger holders of AMAN Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding AMAN Common Stock as of the same date.

        If the required tax opinion is not received, the Merger will not be consummated unless the condition requiring its receipt is waived and the approvals of the AMAN shareholders are resolicited by means of an updated Information Statement-Prospectus.

        The foregoing is only a general description of certain anticipated federal income tax consequences of the Merger, without regard to the particular facts and circumstances of the tax situation of each shareholder of AMAN. The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Reorganization Agreement or the Merger itself. No information is provided herein with respect to the tax consequences, if any, of the Merger under state, local, foreign or other tax laws. EACH AMAN SHAREHOLDER IS URGED TO CONSULT HIS OWN TAX AND FINANCIAL ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AS WELL AS ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED UPON HIS OWN PARTICULAR FACTS AND CIRCUMSTANCES.

RESALE OF NORWEST COMMON STOCK

        The shares of Norwest Common Stock issuable to shareholders of AMAN upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of AMAN or Norwest as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those shareholders of AMAN who are deemed to be affiliates of AMAN may be resold without registration as provided for by Rule 145, or as otherwise permitted under the Securities Act. In the Reorganization Agreement, AMAN has agreed to use its best efforts to cause each executive officer, director, or shareholder of AMAN who may reasonably be deemed to be an affiliate of AMAN to enter into an agreement with Norwest providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This Information Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of AMAN.

STOCK EXCHANGE LISTING

        The Reorganization Agreement provides for the filing by Norwest of listing applications with the NYSE and the CHX covering the shares of Norwest Common Stock issuable upon consummation of the Merger. It is a condition to the consummation of the Merger that such shares of Norwest Common Stock shall have been authorized for listing on the NYSE and the CHX.

DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENT PLAN

        For those stockholders who elect to participate in Norwest's Dividend Reinvestment and Optional Cash Payment Plan dividends on Norwest Common Stock will be reinvested in shares of Norwest Common Stock at market price (as defined in the Plan). The plan also permits participants to invest through voluntary cash payments, within certain dollar limitations in additional shares of Norwest Common Stock at the market price (as defined in the Plan) of such stock at the time of purchase. It is anticipated that after the Effective Time, Norwest will continue to offer its Dividend Reinvestment and Optional Cash Payment Plan and that shareholders of AMAN who receive Norwest Common Stock in the Merger will have the right to participate therein.

ACCOUNTING TREATMENT

        It is anticipated that the Merger will be accounted for as a "pooling of interests" transaction in accordance with generally accepted accounting principles.

        Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of Norwest and AMAN will be combined at the Effective Time and carried forward at their previously recorded amounts, and the stockholders' equity accounts of AMAN will be combined with Norwest's on Norwest's consolidated balance sheet. Income and other financial statements of Norwest will not be restated retroactively because the Merger is not material to the consolidated financial statements of Norwest.

        In order for the Merger to qualify for pooling-of-interests accounting treatment, among other things, substantially all (90% or more) of the outstanding AMAN Common Stock must be exchanged for Norwest common stock. AMAN has agreed not to take any action that would disqualify the Merger from pooling-of-interests accounting treatment by Norwest.

        The per common share data contained in this Information Statement-Prospectus has been prepared using the pooling-of-interests method of accounting to account for the Merger. See "SUMMARY--Comparative Per Common Share Data."

EXPENSES

        Norwest and AMAN will each pay their own expenses in connection with the Merger and the transactions contemplated thereby, including fees and expenses of their respective accountants and counsel.

                                              INFORMATION ABOUT AMAN

DESCRIPTION OF THE BUSINESS

        AMAN is engaged in the collection of defaulted debt obligations. AMAN collects debt owed by individuals resulting from student loans (90% of total revenue), unpaid state tax obligations (7% of total revenue), and miscellaneous individual debt (3% of total revenue). Defaulted debt is placed with AMAN by creditors on a commission basis ranging from 13% to 40% of payments obtained while the account is listed. See "Business Methods" herein.

        On December 31, 1995 AMAN had total assets of $4,223,340, total liabilities of $908,430 and total stockholders' equity of $3,314,910.

        AMAN originated its business in Mobridge, South Dakota in 1954, as Mobridge Credit Bureau, Inc. and moved to Aberdeen, South Dakota in 1961, changing its name to Aman Collection Service, Inc. Currently, AMAN conducts its business from three separate buildings, all located in Aberdeen, South Dakota. Marketing efforts are conducted throughout the United States.

        AMAN Common Stock is not publicly traded and has no established trading market. Cash dividends per share were declared as follows:


               Year ended December 31,

1995..............................           $2,060.00

1994..............................             $142.00


        Cash dividends represent Subchapter "S" distributions made to shareholders of AMAN for related individual income taxes and general purposes.


OPERATIONS

         AMAN derives its revenue through the operation of four collection departments. Each of these departments is located in Aberdeen, South Dakota. The departments are: ED, which collects indebtedness owed to the United States Department of Education ("DOE" or "Department of Education") through a contract with the Department of Education; FFELP, which collects indebtedness owed to student loan Guarantee Agencies through contracts with USA Group Guarantee Services ("USA Group"), and, beginning May 1, 1996, the California Student Aid Commission; TPC, which collects indebtedness owed to college campus student aid programs and miscellaneous debt listed with AMAN through contracts with individual institutions; and REVENUE, which collects unpaid tax obligations through contracts with state governments.

                                                AMAN REVENUE BY DEPARTMENT
                                                --------------------------

                             1993                      1994                  1995
                             ----                      ----                  ----
ED                         $1,118,023                 $6,746,213          $7,932,430

FFELP                 (combined with TPC)        (combined with TPC)              302,145

TPC                         2,431,236                    786,995             776,322

Revenue               (combined with TPC)              1,193,432           1,115,503




                            NUMBER OF AMAN COLLECTORS BY DEPARTMENT

                             1993                            1994             1995
                             ----                            ----             ----
ED                             25                             30               40

FFELP                (combined with TPC)              (combined with TPC)       8

TPC                            17                             12               10

Revenue              (combined with TPC)                       9                  15


         AMAN receives accounts on a commission basis. Therefore, no value is placed on inventory of uncollected accounts, work in process, or promised payments. Revenue is recognized only when a cash payment is received from a debtor.

         The contract with the Department of Education was awarded to AMAN effective in November 1992. The nature of the contract required AMAN to expand personnel and physical space to handle the contract. The contract was for a two-year period with an additional one-year collection period. The contract may be extended for two additional one-year option periods. Effective November 1995, the Department of Education exercised the second one-year option. The contract provides for a 29 percent commission fee on collections under the contract. The fees from collections were $2,853,247 and $4,625,351 for the years ended December 31, 1995 and 1994, respectively.

         During 1994, the Department of Education began its Consolidation/Rehabilitation Loan Program to rehabilitate defaulted loans so that loans may be purchased by an eligible lender and removed from default status. The contract provides for a 29 percent commission fee on rehabilitated loans which are sold to eligible lenders through January 1995 and 18.5 percent commission fee thereafter. For the years ended December 31, 1995 and 1994, the collection income totaled $5,169,261 and $2,120,863, respectively.

         The U.S. Department of Education is in the process of renewing its collection contracts. While AMAN anticipates the renewal of its contract with the U.S. Department of Education, no assurance can be provided that the Department of Education will renew its contract with AMAN. The failure to receive a renewal from the Department of Education would have a significant negative impact of the net earnings of AMAN. In addition, AMAN has been informed by USA Group that listings for 1996 are expected to double from the 1995 level of $80 million. AMAN has also received a four-year contract with the California Student Aid Commission beginning in May 1996. AMAN expects the listings from this contract to be approximately $100 million during each year of the contract.

GEOGRAPHY

         AMAN conducts all collection operations in Aberdeen, South Dakota. AMAN is licensed as a collection agency in those states which require licensing, and in which it has existing contracts. AMAN's marketing office is located in Aberdeen, South Dakota, with additional sales persons located in Pierre, South Dakota, and Sebring, Florida.

REGULATION

         AMAN's collection operations are primarily governed by the Fair Debt Collection Practices Act ("FDCPA"), the Fair Credit Reporting Act ("FCRA"), and individual state consumer protection and collection agency licensing laws. The Federal Trade Commission oversees and regulates the actions of collection agencies. In addition, federal and state laws provide for the right of private action by individuals within the protected class (i.e. debtors).

         The federal government does not require licensing of collection agencies to comply with the FDCPA or the FCRA. Individual states are allowed to require licensing for agencies. The type of license and the requirement governing the need to be licensed vary greatly among states. Generally, financial strength and stability of the organization, integrity of senior management, knowledge and experience in the collection industry, office location, prior violations of law, and ability to audit collection techniques and alleged violations of collection laws are considered by state licensing agencies when considering an application for license. Some states reserve the right to audit a licensed agency upon demand. Licenses are generally renewed annually, however some are renewed biannually.

         AMAN's contracts require compliance with: (i) the Federal Equal Employment Opportunity Act, which prohibits employment discrimination against applicants for hire on the basis of sex, marital status, race, color, religion, national origin or age; (ii) the Occupational Safety and Health Act, which requires the work place to be safe; (iii) the Americans with Disabilities Act, which requires certain actions and conditions to allow employment of persons who are disabled; (iv) affirmative action laws, which require AMAN to actively seek certain types of employees and suppliers; (v) the Consumer Credit Reporting Act, which requires certain care in reporting debt information; and (vi) other applicable state and federal laws.

BUSINESS METHODS

         AMAN provides resolution of delinquent debt for the student loan industry and various state tax departments. Since 1968, AMAN has specialized in assisting campus-based programs, guarantee agencies, the Department of Education and state tax departments with collections. AMAN uses a customer service approach to its clients and to borrowers, which produces excellent recovery while complying with governmental minimum resolution requirements, producing superior program audits and minimizing borrower complaints. AMAN's experience with and commitment to debt management provides AMAN's clients with a contractor that has the experience, capacity, technology, personnel, and knowledge to collect defaulted loans, comply with the mandated resolution process and substantially reduce defaults.

         AMAN's successful integration of technology and personnel has produced a loan collection system which locates borrowers, motivates borrowers to make payments, and safeguards and documents the entire collection process. While many major debt management providers possess basic computer and telephone systems to perform collection services, AMAN has blended the use of its advanced computer hardware and software systems, its acquisition of external location information, messaging services, intelligent dialing systems, and individual toll-free collector telephone numbers to support a well-trained collection force.

         Beginning with the placement of loans, AMAN's system monitors continuous compliance with contract requirements and company mandated resolution steps. The system automatically produces required contacts through letters or telephone calls. Location information is obtained from borrower files, including references, and from the strategic purchases of externally available location information. AMAN continually purchases location information from outside sources and monitors the information's effectiveness, and uses those sources which can most economically provide accurate location information for borrowers.

         AMAN collectors are trained to understand the perspective of a borrower. Discussions with borrowers are designed to educate borrowers of their need to pay their debts. Collectors are trained in the FDCPA and proper collection techniques. In addition, these discussions are designed to inform borrowers of the benefits of payment for future credit, the avoidance of non-eligibility for additional student loans, eligibility for subsidized mortgages and future financing opportunities, and consolidation and rehabilitation alternatives.

         AMAN's system is designed to provide a full resolution of the delinquent debt. AMAN believes that given the proper information, motivation, and payment alternative, each borrower will choose to resolve his or her account. Collectors inform borrowers of each action intended, explain alternatives, suggest action, and enforce commitments. During this process, the collection procedure is documented to provide a proper audit trail.

SOURCES OF FUNDS

         The following table represents AMAN's growth from the period from 1993 to 1995:


                                              Average # of
Year           Listings         Revenue       Collectors

1993         $247,769,394      $3,682,136           42

1994          327,668,075       8,799,879           51

1995          423,321,000      10,326,438           73



COMPETITION

         AMAN competes for collection contracts in two distinct markets. The majority of AMAN's revenue is generated from collection of defaulted student loans. The balance of the revenue is generated from the collection of delinquent tax obligations. Debt is placed with AMAN on a contingent fee basis in accordance with contracts signed between AMAN and the holders of the debt.

         In its Department of Education contract, AMAN competes with CSC Credit Services, Inc., Houston, Texas; Diversified Collection Services, Inc., San Leandro, California; Unger & Associates, Dallas, Texas; GC Services Limited Partnership, Houston, Texas; Equifax, Atlanta, Georgia; and First Data Corporation, through its subsidiaries Master Collectors, ACB Business Services, and Nationwide Credit, Phoenix, Arizona.

         The performance of AMAN in the Department of Education (subrogated student loans) collection contract is evaluated every six (6) months with evaluation points given for contract compliance, and net collections. During the six (6) audit periods which have been completed in connection with AMAN's current contract, AMAN has been rated first in its region twice, and has been rated second in its region twice. As a result of successful performance, the Department of Education rewards contracts with additional bonus payments and increased share of accounts. Based on its performance, AMAN has received bonus payments and increased account distributions in four of the six evaluations.

         In its FFELP (guaranteed student loans) collections, AMAN competes with each of the contractors above, as well as A. M. Miller and Associates, Inc., Minneapolis, Minnesota; Van Ru Credit Corporation, Skokie, Illinois; CRW Financial, Richardson, Texas; Payco American Corp., Brookfield, Wisconsin; Allied Interstate, Minneapolis, Minnesota; General Revenue Corporation, Cincinnati, Ohio; and JDR Recovery Corp., Ramsey, New Jersey.

         While AMAN is not directly compared to its competitors within the FFELP market under its current contract, AMAN has successfully completed three (3) consecutive audits with USA Group with no unresolved audit issues. AMAN has recently received a contract award from the California Student Aid Commission
(CSAC) based upon its successful bid, which included among other things its audit history, performance history, and recommendations of existing clients.

         In the state tax receivables portion of its business, AMAN competes nationally against Payco American Corp.; FCA International Ltd, Montreal, Quebec, Canada; CSC Credit Services; GC Services Limited Partnership; Diversified Collection Services, Inc; First Data Corp.; and General Revenue Corp. AMAN has a 15 year history collecting receivables for the State of Minnesota and has successfully completed several audits with the Minnesota Department of Revenue during that time period.

         In addition to the collection agencies listed above, AMAN competes with many mid-size and small collection agencies for business for state tax delinquencies and for campus-based student loan programs. Several hundred collection agencies have contracts with individual college campuses and individual departments within state government. These collection agencies generally have specific ties to an institution or department and are awarded a portion of the business for that individual institution. These collection agencies, however, do not usually bid for complex receivables contracts on a nationwide basis.

         The collections industry has within the last 10 years become sophisticated and systems driven, requiring capabilities including integration of internal and external data, and organizing and preserving data for audit purposes. In addition, a significant consolidation of the industry has begun. Successful collection agencies are capable of initiating and operating large receivables management contracts for creditors who have centralized default operations. AMAN expects to continue to be successful in acquiring business within the student loan and state tax industries. In addition, AMAN expects to consider expansion of its collection services to the federal government (outside the Department of Education), child support, and business receivables.

EMPLOYEE RELATIONS

         As of December 31, 1995, AMAN employed approximately 160 persons. AMAN believes its employee relations are excellent.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         AMAN Common Stock is not publicly traded and has no established trading market. Cash dividends per share were declared as follows:


               Year ended December 31,
               -----------------------
         1995...................... $2,060.00

         1994......................   $142.00


         Cash dividends represent Subchapter "S" distributions made to shareholders of AMAN for related individual income taxes and general purposes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Total service income of AMAN increased by 17% in 1995 ($10.3 million in 1995 compared with $8.8 million in 1994). The increase in service income was due almost entirely to a 17% increase in collection income ($10.1 million in 1995 compared with $8.7 million in 1994). The increase in collection income was primarily due to increases in collection income from contracts with the U.S. Department of Education. In November, 1992 AMAN was awarded a collection contract with the U.S. Department of Education. In addition, in July, 1994 the U.S. Department of Education authorized the use of student loan consolidation and rehabilitation for defaulted debt. Listings under these contracts were $231 million in 1993, $287 million in 1994, and $304 million in 1995. Collection income from these contracts was $8.0 million in 1995 compared with $6.7 million in 1994.

         Operating expenses increased 25% in 1995 ($6.4 million in 1995 compared with $5.2 million in 1994). The increase in expenses was directly related to the increase in collections. A significant portion of AMAN's operating expenses vary directly with the level of collections. These expenses include commissions, telephone, collection fees, postage and other costs of doing business.

         At December 31, 1995 stockholders' equity of AMAN totaled $3,314,910. There was no long-term debt outstanding on that date. The nature of AMAN's collection business is such that significant outflows of resources are not required to expand operations. As a result, AMAN funds its operations primarily through cash provided by its operating activities. AMAN does have an $800,000 line of credit, which is maintained to provide additional liquidity. In addition, AMAN has previously borrowed amounts from one of its shareholders. In addition to funds required for its collection activities, AMAN leases computer equipment under long-term capital lease agreements. At December 31, 1995 the present value of the minimum lease payments under these agreements was $377,534. In order to accommodate AMAN's future growth, funds must be expended for training personnel, and for acquiring additional equipment and upgrading software systems. In 1995, AMAN renovated approximately 20,000 square feet of office space, to be used for collection activities, at a cost of approximately $800,000. As a result, additional property costs are not expected to be incurred in order to accommodate foreseeable growth in 1996 and 1997. Capital and training costs necessary to support AMAN's projected growth in 1996 and 1997 are estimated to be approximately $200,000 annually. Due to a significant revenue stream from the DOE contract, interruption of payment can result in a temporary increase in demand on cash. Regular payment practice results in the DOE paying within 60 days of billing. However, the DOE has at times taken up to 120 days to pay. AMAN management has funded this temporary need for cash through loans equal to eighty percent (80%) of DOE receivables, and anticipates being able to do so again if the need arises. AMAN considers its capital resources to be adequate for its future operations.

         Ninety percent (90%) of AMAN revenues are generated by the collection of defaulted student loans. Of the student loan revenue generated, approximately seventy percent (70%) is currently generated by a contract for collections with the Department of Education. The DOE contract ends on November 1, 1996. Management anticipates that the contract will be rebid and that AMAN will be awarded a new contract. However, should a new contract not be obtained, the loss of the contract would result in a material adverse effect on AMAN. No additional contract results in revenue exceeding ten percent (10%) of AMAN's revenue.

         In addition, AMAN has been informed by USA Group that listings for 1996 are expected to double from the 1995 level of $80 million. AMAN has also received a four-year contract with the California Student Aid Commission beginning in May 1996. AMAN expects the listings from this contract to be approximately $100 million during each year of the contract.

         No outstanding material commitments for capital expenditures existed as of the end of the latest fiscal period.

SELECTED FINANCIAL DATA

                                           AMAN COLLECTION SERVICE, INC.
                                              SELECTED FINANCIAL DATA

                                                                         YEARS ENDED DECEMBER 31
                                          --------------------------------------------------------------------------------------
                                                  1995                1994              1993            1992           1991
                                           ------------------- ------------------- --------------- --------------- -------------
                                                                 (In thousands except per share amounts)
INCOME STATEMENT DATA
- ---------------------
  Service income                                    $10,326.4             8,799.9         3,682.1         2,396.7      2,114.4
  Operating expenses                                  6,424.8             5,151.0         3,645.6         2,689.1      2,068.2
  Operating profit (loss)                             3,901.6             3,648.9            36.5         (292.4)         46.2
  Other income                                           26.8                 2.3             8.9            19.3          1.1
  Interest expense                                       30.6                58.2            69.3             9.9          3.6
                                                  -----------            --------       ---------       ---------    ---------
  Income before provision for
   income taxes                                       3,897.8             3,593.0          (23.9)         (283.0)         43.7
  Provisions for income tax
   expense (benefit) (1)                                --                  --             --              (64.4)          6.5
                                                  -----------            --------       ---------      ---------     ---------
  Net income (loss)                                 $ 3,897.8             3,593.0          (23.9)         (218.6)         37.2
                                                    =========             =======      =========        ========      ========
PER COMMON SHARE DATA (2)
- -------------------------
  Net income (loss)                                    $1,949               1,797            (12)           (109)           19
  Dividends declared (3)                                2,060                 142              --              --           --

BALANCE SHEET DATA
- ------------------
At period end:
   Total assets                                      $4,223.3             4,732.3         1,076.9           816.8        596.6
   Long-term liabilities                                378.6               134.0           414.3           250.6         14.3
   Total stockholders' equity                         3,314.9             3,537.1           228.1           252.0        470.7


(1) As of January 1, 1994, AMAN elected to have its income taxed under Section 1372 of the Internal Revenue Code which provides that, in lieu of corporation income taxes, the shareholders are taxed on their proportionate share of the company's taxable income.

(2) Based on weighted shares outstanding of 2,000 shares.

(3) Cash dividends in 1995 and 1994 represent Subchapter "S" distributions made to shareholders of AMAN for related individual income tax and general purposes.

                CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST

GENERAL

        As a bank holding company, Norwest is subject to supervision and examination by the Federal Reserve Board. Under the Bank Holding Company Act, a bank holding company generally may not directly or indirectly acquire the ownership or control of more than 5% of the voting securities or all or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, a bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking activities, subject to certain exceptions. Various proposals are pending before Congress that would allow affiliations between a bank holding company and nonbank entities that are prohibited or restricted under current law. Whether Congress will adopt any of these proposals, and if so in what form, is not known at this time.

        Norwest's banking and savings association subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The deposits of Norwest's banking subsidiaries are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"); deposits attributable to certain of Norwest's savings associations are insured by the Savings Association Insurance Fund (the "SAIF"). For that reason, such banking subsidiaries are subject to regulation by the FDIC. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

DIVIDEND RESTRICTIONS

        Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the Office of the Comptroller of the Currency (the "OCC") is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans which are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of December 31, 1995, aggregate dividends of at least $274.1 million without obtaining prior regulatory approval and without reducing the capital of the banks below minimum regulatory levels. Norwest also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by Norwest's state bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to Norwest's revenues.

        If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC and the FDIC have issued policy statements which provide that FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

HOLDING COMPANY STRUCTURE

        Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. For that reason, the right of Norwest, and thus the rights of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

        Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbanking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbanking subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbanking subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

        The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

        A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

        Federal law (12 U.S.C. ss.55) permits the OCC to order the pro rata assessment of stockholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of stockholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed stockholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole stockholder of certain of its subsidiary banks, is subject to such provisions.

ACQUISITIONS

        Effective September 29, 1995, under the provisions of the Reigle-Neal Interstate Banking and Branching Act of 1994 (the "Reigle-Neal Act"), Norwest's banking subsidiaries are permitted to acquire banks located in any state in which the acquiring subsidiary bank is located (an intrastate merger). Effective June 1, 1997, Norwest's banking subsidiaries will be permitted to acquire a bank located in a state other than the state in which the acquiring bank is located (an interstate merger) through merger, consolidation or purchase of assets and assumption of liabilities, unless the state in which either of the banks is located has opted out of the interstate banking provisions of the Reigle-Neal Act. An interstate merger may occur before June 1, 1997 if the states in which the merging banks are located have enacted a law authorizing interstate bank mergers.

        All of Norwest's acquisitions of banking institutions and other companies are subject to the prior approval of the Federal Reserve Board and any applicable federal or state regulatory authorities. In addition, under the provisions of the Reigle-Neal Act, bank mergers are subject to deposit concentration limits of 10% nationwide and 30% in any one state, unless it is Norwest's initial entry into the state.

CAPITAL REQUIREMENTS

        Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common shareholders' equity, minority interests and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock and a limited amount of the allowance for credit losses. The risk-based guidelines also specify that all intangibles, including core deposit intangibles, as well as mortgage securing rights ("MSRs") and purchased credit card relationships ("PCCRs"), be deducted from Tier 1 capital. The guidelines, however, grandfather identifiable assets (other than MSRs and PCCRs) acquired on or before February 19, 1992 and permit the inclusion of readily marketable MSRs and PCCRs in Tier 1 capital to the extent that (i) MSRs and PCCRs do not collectively exceed 50% of Tier 1 capital and (ii) PCCRs do not exceed 25% of Tier 1 capital. For such purposes, MSRs and PCCRs each are included in Tier 1 capital only up to the lesser of (i) 90% of their fair market value (which must be determined quarterly) and (ii) 100% of their remaining unamortized book value of such assets. The OCC has adopted substantially similar regulations.

        In addition, the Federal Reserve Board's final minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies which are substantially similar to the foregoing. At December 31, 1995, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 8.11% and 10.18%, respectively, and Norwest's leverage ratio was 5.65%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

        As a result of the federal law enacted in 1991 that required each federal banking agency to revise its risk- based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, each of the federal banking agencies has revised their risk- based capital guidelines described above to take account of concentration of credit risk and risk of nontraditional activities. In addition, the Federal Reserve Board, the FDIC and the OCC recently adopted a new rule that amends, effective September 1, 1995, the capital standards to include explicitly a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor to be considered in evaluating a bank's interest rate exposure. Such agencies have issued for comment a joint policy statement that describes the process to be used to measure and assess the exposure of a bank's net economic value to changes in interest rates. These agencies have indicated that in the second step of this regulation process they intend to issue a proposed rule that would propose to establish an explicit minimum capital charge for interest rate risk based on the level of a bank's measured interest rate exposure. The agencies intend to implement the second step after the agencies and the banking industry have had more experience with the proposed supervisory and measurement process. Norwest believes that these recent proposals and revisions to the capital guidelines will not materially impact its operations.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991


        In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a risk adjusted Tier 1 capital ratio of at least 6% and a risk-adjusted total capital ratio of at least 10%, and is not subject to a directive, order or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if it meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-adjusted total capital ratio of less than 6%, risk-adjusted Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%, and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

        FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution, as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

        Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

        FDICIA, as amended by the Reigle Community Development and Regulatory Improvement Act of 1994 enacted on August 22, 1994, directs that each federal banking agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, earnings, stock valuation and such other operational and managerial standards as the agency deems appropriate. The FDIC, in consultation with the other federal banking agencies, has adopted a final rule and guidelines with respect to external and internal audit procedures and internal controls in order to implement those provisions of FDICIA intended to facilitate the early identification of problems in financial management of depository institutions. On July 10, 1995, the federal banking agencies published the final rule implementing three of the safety and soundness standards required by FDICIA, including operational and managerial standards, asset quality and earnings standards and compensation standards. The impact of such standards on Norwest has not yet been fully determined, but management does not believe it will be material.

        FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

        Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is "well capitalized" or (ii) it is "adequately capitalized" and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is "adequately capitalized" and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is "well capitalized." At December 31, 1995, all of Norwest's banking subsidiaries were well capitalized and therefore were not subject to these restrictions.

FDIC INSURANCE

        Each BIF member institution pays FDIC insurance premiums based on the institution's annual assessment rate assigned to it by the FDIC. The assessment rate is based on an institution's capitalization risk category and "supervisory subgroup." An institution's risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. The FDIC assessment rate ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the rate assessed one or more of Norwest's banking subsidiaries could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Norwest's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

        Deposits insured by the SAIF held by Norwest's bank subsidiaries as a result of savings association acquisitions by Norwest continue to be assessed at the applicable SAIF insurance premium rate. Current federal law provides that the SAIF assessment rate may not be less than 0.18% from January 1, 1994 through December 31, 1997. After December 31, 1997, the SAIF assessment rate must be at a rate determined by the FDIC to be appropriate to increase the SAIF's reserve ration to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate, but the assessment rate may not be less than 0.15%. In order to mitigate the potential effects of a BIF/SAIF premium disparity, Congress recently proposed legislation that would, among other things, recapitalize the SAIF by imposing a special one-time assessment on SAIF deposits. The proposed legislation also contemplates the consolidation or merger of the BIF and the SAIF into one insurance fund after the SAIF is recapitalized. Management of Norwest does not anticipate that the impact of the proposed legislation will be material to Norwest; however to provide for such a special assessment when and if imposed, Norwest has established a reserve of $23.5 million based on an estimated insurance premium rate of 66 cents per $100 of insured deposits, which reserve has been funded primarily by the refund of BIF insurance premiums.

DEPOSITOR PREFERENCE

        Under the Federal Deposit Insurance Act, claims of holders of domestic deposits and certain claims of administrative expenses and employee compensation against an FDIC-insured depository institution have priority over other general unsecured claims against the institution in the "liquidation or other resolution" of the institution by a receiver.


                                                          EXPERTS

        The consolidated financial statements of Norwest and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of AMAN as of and for the years ended December 31, 1995 and 1994 included in this Information Statement-Prospectus have been audited by Eide Helmeke PLLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                                      LEGAL OPINIONS

        A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Reorganization Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley S. Stroup, Executive Vice President and General Counsel of Norwest. At December 31, 1995, Mr. Stroup was the beneficial owner of approximately 107,753 shares and held options to acquire 247,410 additional shares of Norwest Common Stock.


                MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION

        Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated in this Information Statement-Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders of AMAN desiring copies of such documents may contact Norwest at its address or phone number indicated under "AVAILABLE INFORMATION" above.

                       INDEX TO AMAN FINANCIAL STATEMENTS


                                                       Page

INDEPENDENT AUDITOR'S REPORT........................... F-2

FINANCIAL STATEMENTS:

  Balance Sheets........................................F-3

  Statements of Operations and Retained Earnings....... F-5

  Statements of Cash Flows............................. F-6

  Notes to Financial Statements........................ F-8

- --------------------------------------------


- --------------------------------------------


EIDE HELMEKE PLLP
Certified Public Accountants & Consultants





                                           INDEPENDENT AUDITOR'S REPORT




To the Board of Directors
Aman Collection Service, Inc.
Aberdeen, South Dakota

We have audited the accompanying balance sheets of Aman Collection Service, Inc. as of December 31, 1995 and 1994, and the related statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aman Collection Service, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Eide Helmeke PLLP


January 25, 1996
Aberdeen, South Dakota

AMAN COLLECTION SERVICE, INC.
BALANCE SHEETS
DECEMBER 31, 1995 AND 1994

- -------------------------------------------------------------------------------------
                                                                   1995         1994
- -------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS:
        Cash                                                $   138,920  $   458,682
        Accounts receivable:
         Department of Education                              2,487,765    3,427,385
         Trade                                                  230,799      132,103
         Other                                                   37,282       50,266
- -------------------------------------------------------------------------------------

         Total current assets                                 2,894,766    4,068,436
- -------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------

PROPERTY AND EQUIPMENT                                        1,980,074    1,262,174
        Less accumulated depreciation                           675,862      603,786
- -------------------------------------------------------------------------------------


         Net property and equipment                           1,304,212      658,388
- -------------------------------------------------------------------------------------

OTHER ASSETS:
        Cash value life insurance (net of policy loans
        and accrued interest of $55,141 and $67,300)             24,362        5,483
- -------------------------------------------------------------------------------------

         Total other assets                                      24,362        5,483
- -------------------------------------------------------------------------------------

         Total assets                                       $ 4,223,340  $ 4,732,307
- -------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------





(continued on next page)

BALANCE SHEETS - PAGE 2

- -------------------------------------------------------------------------------------------------------------------
                                                                1995                        1994
- -------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Current portion of capital lease obligation                $   87,237                 $    58,667
 Accounts payable                                              210,507                     159,463
 Accrued interest payable                                          -                         7,500
 Accrued DOE Consolidation Loan Program liabilities                -                       590,206
 Other accrued liabilities                                     205,743                     106,169
 Due customers' trust account                                   26,368                      39,143
 Note payable - officer                                            -                       100,000
- ---------------------------------------------------------------------------------------------------

  Total current liabilities                                    529,855                   1,061,148
- ---------------------------------------------------------------------------------------------------

LONG-TERM LIABILITIES:
 Capital lease obligation                                      290,297                     115,989
 Deferred executive compensation                                88,278                      18,024
- ---------------------------------------------------------------------------------------------------

  Total long-term liabilities                                  378,575                     134,013
- ---------------------------------------------------------------------------------------------------

  Total liabilities                                            908,430                   1,195,161
- ---------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY:
 Common stock (authorized 5,000 shares at $5
  par value, 2,000 shares issued)                               10,000                      10,000
 Retained earnings                                           3,304,910                   3,527,146
- ---------------------------------------------------------------------------------------------------

  Total stockholders' equity                                 3,314,910                   3,537,146
- ---------------------------------------------------------------------------------------------------

  Total liabilities and stockholders' equity                $4,223,340                  $4,732,307
- ---------------------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------------------

See Notes to Financial Statements.

AMAN COLLECTION SERVICE, INC.
STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

- -------------------------------------------------------------------------------------------------------------------
                                                                   1995                        1994
- -------------------------------------------------------------------------------------------------------------------
OPERATIONS

SERVICE INCOME:
 Collection income                                          $ 10,132,861                $ 8,675,047
 Interest and fees received                                      108,226                    112,239
 Collection system income                                            697                        127
 Pre collection income                                             5,384                     10,296
 Tracing income                                                   79,270                      2,170
- ----------------------------------------------------------------------------------------------------

  Total service income                                        10,326,438                  8,799,879

OPERATING EXPENSES                                             6,424,798                  5,150,952
- ----------------------------------------------------------------------------------------------------

  Operating profit                                             3,901,640                  3,648,927
- ----------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS):
 Other income                                                     26,751                      2,304
 Interest expense                                                (30,627)                   (58,218)
- ----------------------------------------------------------------------------------------------------

  Total other income (deductions)                                 (3,876)                   (55,914)
- ----------------------------------------------------------------------------------------------------

NET INCOME                                                   $ 3,897,764                $ 3,593,013
- ----------------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------

RETAINED EARNINGS

BALANCE, BEGINNING OF YEAR                                   $ 3,527,146                  $ 218,133

Dividends paid                                                (4,120,000)                  (284,000)

Net income                                                     3,897,764                  3,593,013
- ----------------------------------------------------------------------------------------------------

BALANCE, END OF YEAR                                        $  3,304,910                 $3,527,146
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------

INCOME PER OUTSTANDING SHARE                                     $ 1,949                     $1,797
- ----------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------



See Notes to Financial Statements.

AMAN COLLECTION SERVICE, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

- -------------------------------------------------------------------------------------------------------------------
                                                                   1995                        1994
- -------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                   $3,897,764                     $3,593,013
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation                                                   190,162                        160,715
  Loss on sale of equipment                                         -                             6,374
  Cash value life insurance                                      (18,879)                        (1,506)
  Deferred executive compensation                                 70,254                          4,951
  Changes in assets and liabilities:
   Accounts receivable                                           853,908                     (3,050,617)
   Accounts payable                                               51,044                         26,308
   DOE Consolidation Loan Program liabilities                   (590,206)                       590,206
   Other accrued liabilities                                      99,574                        104,737
   Accrued interest payable                                       (7,500)                         4,140
   Due customers' trust account                                  (12,775)                       (22,712)
- --------------------------------------------------------------------------------------------------------

  Net cash provided by operating activities                    4,533,346                      1,415,609
- --------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment                             (559,515)                      (212,646)
 Proceeds on sale of equipment                                      -                             7,702
- --------------------------------------------------------------------------------------------------------

  Net cash used in investing activities                         (559,515)                      (204,944)
- --------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid                                               (4,120,000)                      (284,000)
 Net payments on line of credit                                     -                          (414,312)
 Decrease in bank overdraft                                         -                            (1,623)
 Payments on notes payable - officer                            (100,000)                          -
 Principal payments on capital lease obligation                  (73,593)                       (52,448)
- --------------------------------------------------------------------------------------------------------

  Net cash used in financing activities                       (4,293,593)                      (752,383)
- --------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH                                 (319,762)                       458,282

CASH AT BEGINNING OF YEAR                                        458,682                            400
- --------------------------------------------------------------------------------------------------------

CASH AT END OF YEAR                                            $ 138,920                      $ 458,682
=======================================================================================================


(continued on next page)

STATEMENTS OF CASH FLOWS - PAGE 2

- -------------------------------------------------------------------------------------------
                                                             1995           1994
- -------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION:
 Cash paid during the year for interest                    $ 53,740              $  54,078
- -------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES:
  Equipment acquired under a capital lease                $ 367,540              $ 107,120
- -------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------





See Notes to Financial Statements.

AMAN COLLECTION SERVICE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994
- -------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash - For purposes of reporting cash flows, the Company considers all checking and savings accounts subject to withdrawal as cash. The Company places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit.

Revenue recognition - Revenue is recognized as payments on listed accounts are received.

Property and equipment - Property and equipment are stated at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense currently. When depreciable properties are retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided for over the estimated useful lives of the individual assets using the straight-line method. The estimated useful lives used in the computation of depreciation are as follows:

                  Office furniture and equipment               5-10 years
                  Transportation equipment                        5 years
                  Leasehold improvements                       5-39 years
                  Equipment under capital lease                   5 years

The Corporation, for income tax reporting purposes, is computing depreciation based on lives established by statutory guidelines.

Income taxes - The Company has elected as of January 1, 1994 to have its income taxed under Section 1372 of the Internal Revenue code, which provides that, in lieu of corporation income taxes, the shareholders are taxed on their proportionate share of the company's taxable income.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification - Certain amounts in the 1994 financial statements have been reclassified to conform to the current year presentation. Such reclassifications have no effect on net income.


NOTE 2 - OPERATIONS

Aman Collection Service, Inc.'s primary line of business is collection of receivable accounts and loans for businesses, state and local governments, hospitals, professional people, colleges and universities and student loan organizations.

(continued on next page)

NOTES TO FINANCIAL STATEMENTS - PAGE 2
- -------------------------------------------------------------------------------

NOTE 3 - PROPERTY AND EQUIPMENT


                                            1995                        1994
                           ---------------------------------------  ------------
                                                  Accumulated
    Description               Cost          Depreciation        Net      Net
    -----------               ----          ------------        ---      ---
Office furniture
 and equipment            $ 861,218          $522,655      $  338,563   $240,504
Leasehold improvements      698,979            75,575         623,404    284,951
Equipment under
 capital lease              419,877            77,632         342,245    132,933
                          ---------          --------       ---------    -------

                         $1,980,074          $675,862      $1,304,212   $658,388
                          =========           =======       =========    =======





NOTE 4 - NOTE PAYABLE - OFFICER

At December 31, 1994, the Company had an unsecured note payable to Thomas Aman for $100,000 which was paid in full during 1995. Interest expense of $1,069 and $7,500 for the years ended December 31, 1995 and 1994, respectively, has been reflected in the financial statements.


NOTE 5 - LINE OF CREDIT

The Corporation has a line of credit of $800,000 with Dacotah Bank. The line of credit bears interest at 9% and is secured by accounts receivable and equipment. The balance outstanding was $0 at December 31, 1995 and 1994. The line of credit expires on May 3, 1996.


NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Corporation has a number of financial instruments, none of which are held for trading purposes. The Corporation estimates that the fair value of all financial instruments at December 31, 1995, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Corporation using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Corporation could realize in a current market exchange.



(continued on next page)

NOTES TO FINANCIAL STATEMENTS - PAGE 3
- ------------------------------------------------------------------------------



NOTE 7 - CAPITAL LEASES

The Company leases computer equipment under long-term capital lease agreements. Amortization of the assets under capital leases of $67,160 and $52,916 is included in depreciation expense for the years ended 1995 and 1994, respectively.

Minimum future lease payments under the capital lease obligations as of December 31, 1995 are as follows:

         1996                                                     $ 103,312
         1997                                                        98,368
         1998                                                        88,480
         1999                                                        88,480
         2000                                                        36,866
                                                                   --------
                                                                    415,506
         Less amounts representing interest                         (37,972)

         Present value of minimum lease payments                  $ 377,534
                                                                    =======

Presented in the balance sheet as follows:

             Current portion of obligation under
              capital lease                                       $  87,237
             Obligation under capital lease
              net of current portion                                290,297

                                                                   $377,534


NOTE 8 - DEFERRED EXECUTIVE COMPENSATION

The Corporation has initiated phantom stock agreements with two of its executives' who are not stockholders in the Corporation.

The first agreement gave one executive the equivalent of a 5% ownership of the Corporation in recognition for his services. The equivalent ownership is stated at $25,000 which, if the executive terminates his employment, is payable over five years. The deferred compensation liability has been discounted at 9% over the payout period. The agreement also provides that upon the death of the executive, the executive's heirs are to be paid the true value of the equivalent ownership. The Corporation has insured the executives life for $500,000.



(continued on next page)

NOTES TO FINANCIAL STATEMENTS - PAGE 4
- ------------------------------------------------------------------------------



The second agreement gave the other executive the equivalent of a 3% ownership of the Corporation in recognition for his services. As of December 31, 1995, the equivalent ownership is stated at $86,232 which, if the executive terminates his employment, is payable in quarterly installments over five years. The deferred compensation liability has been discounted at 9% over the payout period. Effective January 1, 1996, the equivalent ownership will be stated at $93,546. The agreement also provides that upon the death, retirement or disablement of the executive, the executive or his heirs will receive an amount based on 3% of the previous years net income times a factor of 2. The Corporation has insured the executive's life for $300,000. In addition, the agreement provides upon the sale of the Corporation, the executive will be paid 3% of the equivalent ownership's percentage of the sales price.

Deferred compensation expense under the agreements totaled $70,254 and $4,951 for the years ended December 31, 1995 and 1994, respectively.


NOTE 9 - RENT - RELATED PARTY

The Corporation rents its buildings and parking lot from stockholders/officers of the Corporation. The total rent expense was $228,000 and $147,135 for 1995 and 1994, respectively.

The rental agreement calls for an annual base rent of $228,000 through December 31, 1999, subject to a minimum of 3.5% of the Corporation's gross annual income.


NOTE 10 - LIFE INSURANCE POLICIES

The Company maintains whole-life insurance policies on two of its executives. Under the policies, the Company receives the cash surrender value if the policy is terminated and, upon death of the insured, receives all benefits payable. The cash surrender value of the life insurance net of policy loans and accrued interest was $24,362 and $5,483 at December 31, 1995 and 1994, respectively.

The Corporation is also the beneficiary of term-life insurance policies held on its officers as follows:

             Thomas E. Aman                                    $500,000
             Robert A. Gloss                                    500,000
             Carl Perry                                         300,000


NOTE 11 - LEASES

The Corporation leases office equipment under noncancelable operating leases which have remaining terms in excess of one year.



(continued on next page)

NOTES TO FINANCIAL STATEMENTS - PAGE 5
- -------------------------------------------------------------------------------



Approximate minimum future rental payments as of December 31, 1995 for the remaining terms of the leases are as follows:

             Year Ended

             1996                                              $ 34,600
             1997                                                18,500
             1998                                                 5,000
                                                               --------

             Total minimum future
               rental payments                                 $ 58,100
                                                               ========

NOTE 12 - BENEFIT OBLIGATIONS

The Corporation has adopted a 401(k) plan which allows employees to defer a percentage of their wages. For each plan year, the Corporation will contribute to the plan an amount of matching contributions determined at its discretion. The plan also allows nonelective employer contributions. Employer matching contributions totaled $14,709 for the year ended December 31, 1995. The Corporation did not make any nonelective contributions in 1995.


NOTE 13 - DEPARTMENT OF EDUCATION CONTRACT

The Corporation was awarded a national collection contract with the Department of Education commencing November, 1992. The nature of the contract required the Corporation to expand personnel and physical space to handle this contract. This is a two-year contract with an additional one-year collection period. The contract may be extended for two additional one-year option periods. Effective November 1995, the Department of Education exercised the second one-year option period. The contract provides for a 29 percent commission fee on collections under the contract. The fees from collections were $2,853,247 and $4,625,351 for the years ended December 31, 1995 and 1994, respectively.

During 1994, the Department of Education began its Consolidation/Rehabilitation Loan Program to rehabilitate defaulted loans so that the loan may be purchased by an eligible lender and removed from default status. The contract provides for a 29 percent commission fee on rehabilitated loans which are sold to eligible lenders through January 1995 and 18.5 percent commission fee thereafter. For the years ended December 31, 1995 and 1994, the collection income totaled $5,169,261 and $2,120,863, respectively.


NOTE 14 - SUBSEQUENT EVENT

Subsequent to December 31, 1995, the Corporation paid dividends of $750,000 to fund shareholders' estimated tax payments.


                                                   #  #  #  #  #

                                                    APPENDIX A

                                                     AGREEMENT

                                                        AND

                                              PLAN OF REORGANIZATION


         AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 21st day of March, 1996, by and between AMAN COLLECTION SERVICE, INC. ("AMAN"), a South Dakota corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

         WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly owned subsidiary of Norwest will merge with and into AMAN (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of AMAN of the par value of $5.00 per share ("AMAN Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

         WHEREAS, Thomas E. Aman and Daniel R. Moen, shareholders of AMAN, have each executed and delivered to Norwest, as an inducement for Norwest to enter into this Agreement, an Indemnification Agreement, Employment Agreements and a representation letter;

         NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

         1.       BASIC PLAN OF REORGANIZATION

         (a) Merger. Subject to the terms and conditions contained herein, a
             ------
wholly owned subsidiary of Norwest (the "Merger Co.") will be merged by statutory merger with and into AMAN pursuant to the Merger Agreement, with AMAN as the surviving corporation, in which merger each share of AMAN Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for a number of shares of Norwest Common Stock as set forth in (i) and (ii) below.

                  (i) If, at the Effective Time of the Merger, AMAN has been awarded a contract with The United States Department of Education ("USDOE") for the collection of delinquent student accounts in accordance with its response to USDOE's RFP 96-011 ("DOE Contract") then the number of shares of Norwest Common Stock shall be 600,000 shares less the number of shares required to satisfy the Phantom Stock Agreements, divided by the number of shares of AMAN Common Stock outstanding.

                  (ii) If, at the Effective Time of the Merger, AMAN has not been awarded a DOE Contract, then the number of shares of Norwest Common Stock shall be 425,000 shares less the number of shares required to satisfy the Phantom Stock Agreements, divided by the number of shares of AMAN Common Stock outstanding.

         The Phantom Stock Agreements are the Agreement between Robert A. Gloss ("Gloss") and AMAN dated August 18, 1982, and the Deferred Compensation (Phantom Stock) Plan entered into on June 7, 1993 by Carl E. Perry ("Perry") and AMAN.

         Norwest shall contribute to AMAN the number of shares of Norwest Common Stock required to satisfy the Phantom Stock Agreements, and AMAN shall deliver said shares to Gloss and Perry.

         (b) Norwest Common Stock Adjustments. If, between the date hereof and
             ---------------------------------
the Effective Time of the Merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of AMAN Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of AMAN Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of AMAN Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

         (c) Fractional Shares. No fractional shares of Norwest Common Stock and
             -----------------
no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the Closing Date.

         (d) Mechanics of Closing Merger. Subject to the terms and conditions
             ---------------------------
set forth herein, the Merger Agreement shall be executed and it and Articles of Merger shall be filed with the Secretary of State of the State of South Dakota within five (5) business days after AMAN has been awarded the DOE Contract or AMAN has provided evidence satisfactory to Norwest that it will not be awarded the DOE Contract, or on such other date as may be agreed to by the parties (the "Closing Date"), provided that the conditions precedent set forth in Sections 6 and 7 have been satisfied or waived. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger". The "Effective Time of the Merger" is the Time of Filing. For accounting purposes the Effective Time of the Merger shall be 11:59 p.m. Central Daylight time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into AMAN pursuant to the Merger Agreement.

         The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

         2. REPRESENTATIONS AND WARRANTIES OF AMAN. AMAN represents and warrants to Norwest as follows:

         (a) Organization and Authority. AMAN is a corporation duly organized,
             --------------------------
validly existing and in good standing under the laws of the State of South Dakota, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and failure to be so qualified would have a material adverse effect on

AMAN, and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. AMAN has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

         (b) AMAN's Subsidiaries. Except as set forth on Schedule 2(b), AMAN has
             --------------------
no subsidiaries. Except as set forth on Schedule 2(b), AMAN does not own, and has never owned, beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

         (c) Capitalization. The authorized capital stock of AMAN consists of
             ---------------
5000 shares of common stock, $5.00 par value, of which as of the date of this Agreement, 2000 shares were outstanding and no shares were held in the treasury. The maximum number of shares of AMAN Common Stock that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 2000. All of the outstanding shares of capital stock of AMAN have been duly and validly authorized and issued and are fully paid and nonassessable. There are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating AMAN to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of AMAN. Since December 31, 1995 no shares of AMAN capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by AMAN and no dividends or other distributions have been declared, set aside, made or paid to any of the shareholders of AMAN, except for a dividend of $750,000.

         (d) Authorization. AMAN has the corporate power and authority to enter
             -------------
into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by AMAN and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of AMAN. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over AMAN as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of AMAN enforceable against AMAN in accordance with their respective terms.

         Except as set forth on Schedule 2(d), neither the execution, delivery and performance by AMAN of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by AMAN with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of AMAN under any of the terms, conditions or provisions of
(x) its articles of incorporation or by-laws or (y) any note, bond, mortgage, indenture, deed of trust, license for the use of any kind of property, lease, agreement or other instrument or obligation to which AMAN is a party or by which it may be bound, or to which AMAN or any of the properties or assets of AMAN may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to AMAN or any of its respective properties or assets.

         Other than in connection with any filings, consents, reviews, authorizations, approvals or exemptions required under the collection services licensing laws of the states where AMAN is licensed, in order for AMAN's licenses to remain in good standing immediately following the Merger, and filings required to effect the Merger under South Dakota law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by AMAN of the transactions contemplated by this Agreement and the Merger Agreement.

         (e) AMAN Financial Statements. The balance sheets of AMAN as of
             -------------------------
December 31, 1995 and 1994 and the related statements of income, stockholders' equity and cash flows for the two years ended December 31, 1995 and 1994, together with the notes thereto, audited by Eide Helmeke PLLP (collectively, the "AMAN Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial position of AMAN at the dates and the results of operations and cash flows of AMAN for the periods stated therein.

         (f) Reports. Since December 31, 1990, AMAN has filed all reports,
             -------
registrations and statements, together with any required amendments thereto, that it was required to file with any applicable authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "AMAN Reports". As of their respective dates, the AMAN Reports complied in all material respects with all the rules and regulations promulgated by the authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (g) Properties and Leases. Except as may be reflected in the AMAN
             ---------------------
Financial Statements and except for any lien for current taxes not yet delinquent, AMAN has good title free and clear of any liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in AMAN's balance sheet as of December 31, 1995, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to AMAN pursuant to which AMAN, as lessee, leases real or personal property, which leases are described on
Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by AMAN or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all of AMAN's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

         (h) Taxes. AMAN has filed all federal, state, county, and local tax
             -----
returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. AMAN is an S corporation as defined in Section 1361 of the Internal Revenue Code of 1986 and such status has been effective for all tax years beginning on and after January 1, 1994. Other than this Agreement, AMAN has taken no action, nor failed to take any action, that would result in the loss of its S corporation status. The federal income tax returns of AMAN for the fiscal year ended December 31, 1992, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. AMAN has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The balance sheet as of December 31, 1995 referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, and local taxes, interest, penalties, assessments or deficiencies of AMAN with respect to all periods through the date thereof.

         (i) Except only as set forth on Schedule 2(i), (i) AMAN is not a party to any pending action or proceeding, nor, to the best knowledge of AMAN, is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of AMAN which has not been settled, resolved and fully satisfied.

         (j) Absence of Certain Changes. Since December 31, 1995 there has been
             --------------------------
no change in the business, financial condition or results of operations of AMAN which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of AMAN.

         (k) Commitments and Contracts.  Except as set forth on
             --------------------------
Schedule 2(k), AMAN is not a party or subject to any of the following (whether written or oral, express or implied):

                           (i) any employment contract or understanding
                  (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by AMAN);

                           (ii) any plan, contract or understanding providing
                  for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

                           (iii) any labor contract or agreement with any labor union;

                           (iv) any contract not made in the ordinary course of
                  business containing covenants which limit the ability of AMAN to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, AMAN may carry on its business (other than as may be required by law or applicable regulatory authorities);

                           (v) any other contract or agreement which is a
                  "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or which was not made in the ordinary course of business;

                           (vi) any lease with annual rental payments aggregating $10,000 or more;

                           (vii) any current or past agreement, contract or
                  understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity;

                           (viii)   any order, judgment or decree.

         (l) Litigation and Other Proceedings. AMAN has furnished Norwest copies
             --------------------------------
of all attorney responses to the request of the independent auditors for AMAN with respect to loss contingencies as of December 31, 1995 in connection with the AMAN financial statements. Except as set forth on Schedule 2 (l) there are no legal or regulatory proceedings pending against AMAN.

         (m) Investigations.  Neither AMAN nor any shareholder of AMAN has
             --------------
been or is the subject of any investigation or proceeding by or before a governmental agency.

         (n) Insurance. AMAN is presently insured, and during each of the past
             ---------
five calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws, regulations, and contracts to which it is a party.

         (o) Compliance with Laws. AMAN has all material (which shall be deemed
             --------------------
to include all licenses, permits and authorizations required by any contract) permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of AMAN, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by AMAN of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable law, statute, ordinance, license or regulation. AMAN is not in default under any order, license, regulation or demand of any governmental agency or with respect to any order, writ, injunction or decree of any court.

         (p) Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(p), no governmental authority has placed any restriction on the business or properties of AMAN which reasonably could be expected to have a material adverse effect on the business or properties of AMAN.

         (q) Labor. No work stoppage involving AMAN is pending or, to the best
             -----
knowledge of AMAN, threatened. AMAN is not involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of AMAN.

         (r) Employees of AMAN are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

         (s) Material Interests of Certain Persons. Except as set forth on
             -------------------------------------
Schedule 2(s), to the best knowledge of AMAN no officer or director of AMAN, or any "associate" (as such term is defined in Rule 14a-1 under the Securities Exchange Act of 1934 which, together with the rules and regulations thereunder, will be referred to herein as the "Exchange Act") of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of AMAN.

         (t)      AMAN Benefit Plans.
                  ------------------
                           (i) The only "employee benefit plans" within the
                  meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which AMAN acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by AMAN are those set forth on Schedule 2(t) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

                           (ii) Each Plan is and has been in all material
                  respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(s), AMAN has received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. AMAN knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

                           (iii) The present value of all benefits vested and
                  all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

                           (iv) Except as disclosed in Schedule 2(t), and to the
                  best knowledge of AMAN, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of AMAN, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to AMAN.

                           (v) No Plan which is subject to Title IV of ERISA or
                  any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in
                  Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

                           (vi) No Plan or any trust created thereunder has
                  incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

                           (vii) Except as disclosed in Schedule 2(t), neither
                  the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of AMAN under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

         (u) Proxy Statement, etc. None of the information regarding AMAN to be
             --------------------
supplied by AMAN for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of AMAN Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy or information statement to be mailed to AMAN's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and
(iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting.

         (v) Registration Obligations.  AMAN is not under any obligation,
             ------------------------
contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

         (w) Brokers and Finders. Except for the employment of Geneva Business
             -------------------
Services, Inc. ("Broker") by AMAN, neither AMAN nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no other broker or finder has acted directly or indirectly for AMAN in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

         (x) Fiduciary Activities. AMAN has never had any account for which
             --------------------
it has acted as a fiduciary including, without limitation, an account for which it has served as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

         (y) No Defaults. AMAN is not in default, nor has any event occurred
             -----------
which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject. To the best of AMAN's knowledge, all parties with whom AMAN has material leases, agreements or contracts or who owe to AMAN material obligations are in compliance therewith in all material respects.

         (z) Environmental Liability. There is no legal, administrative, or
             -----------------------
other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on AMAN, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of AMAN's knowledge, threatened against AMAN, the result of which has had or could reasonably be expected to have a material adverse effect upon AMAN; to the best of AMAN's knowledge there is no reasonable basis for any such proceeding, claim or action; and AMAN is not subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. AMAN has received no environmental assessments, reports, studies or other related information with respect to its facilities. To the best of AMAN's knowledge, all remodeling of its facilities during its occupancy has included testing for the presence of asbestos and removal of any asbestos as required by law.

         (aa) General Liabilities. Except as set forth on any Schedule to this
              -------------------
Agreement or as shown on the AMAN Financial Statements, or except as arising in the ordinary course of business, or except as required to be reflected in a balance sheet completed in accordance with generally accepted accounting principles or except for contractual obligations, AMAN has no material liabilities. For purposes of this paragraph 2(aa), "material" means more than $100,000 with respect to all such liabilities in the aggregate.

         (bb) There are no legislative or regulatory developments or proposals pending that would materially impair the ability of AMAN to operate its business in substantially the same manner as it is operated as of the date of this Agreement. For purposes of this paragraph 2(bb), "materially impair" means a development or proposal that in Norwest's reasonable judgment will have an adverse effect on AMAN's annual gross revenues of $3,500,000 or more.

         3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to AMAN as follows:

         (a) Organization and Authority. Norwest is a corporation duly
             --------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act").

         (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and
             --------------------
correct list as of December 31, 1995, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. ss. 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

         (c) Capitalization. The authorized capital stock of Norwest consists of
             --------------
(i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on September 30, 1995, 1,127,125 shares of 10.24% Cumulative Preferred Stock at $100 stated value, 980,000 shares of Cumulative Tracking Preferred Stock, 13,311 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 33,732 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on September 30, 1995, no shares were outstanding; and (iii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on September 30, 1995, 337,931,133 shares were outstanding and 4,768,328 shares were held in the treasury. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable.

         (d) Authorization.  Norwest has the corporate power and authority to
             -------------
enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to approvals under the BHC Act and any other approvals required under state licensing laws in order for AMAN's licenses to remain in good standing immediately after the Merger, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

         Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

         Other than in connection with or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the securities or blue sky laws of the various states or filings, any consents, reviews, authorizations, approvals or exemptions required to be obtained by Norwest under the collection services licensing laws of the states where AMAN is licensed in order for such licenses to be in good standing immediately following the Merger, the BHC Act , and filings required to effect the Merger under South Dakota law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

         (e) Norwest Financial Statements. The consolidated balance sheets of
             ----------------------------
Norwest and Norwest's subsidiaries as of December 31, 1993 and 1994 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1994, together with the notes thereto, certified by KPMG Peat Marwick LLP and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of September 30, 1995 and the related unaudited consolidated statements of income and cash flows for the 9 months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

         (f) Reports.  Since December 31, 1990, Norwest and each Norwest
             -------
Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC,
(iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (g) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all
             -----
material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(g), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

         (h) Absence of Certain Changes. Since December 31, 1995, there has been
             --------------------------
no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

         (i) Litigation and Other Proceedings. Neither Norwest nor any Norwest
             --------------------------------
Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

         (j) Insurance. Norwest and each Norwest Subsidiary is presently insured
             ---------
or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

         (k) Compliance with Laws. Norwest and each Norwest Subsidiary has all
             --------------------
permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

         (l)      Norwest Benefit Plans.
                  ---------------------
                           (i) As of September 30, 1995, the only "employee
                  benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on
                  Schedule 3(l) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

                           (ii) Each Norwest Plan is and has been in all
                  material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on
                  Schedule 3(l), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TEFRA, DEFRA and REA for each of the Norwest Plans to which the qualification requirements of Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code, except that any such Norwest Plan may not have been amended to comply with TRA and other recent legislation and regulations, although each such Norwest Plan is within the remedial amendment period during which retroactive amendment may be made.

                           (iii) The present value of all benefits vested and
                  all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

                           (iv) Except as set forth on Schedule 3(l), and to the
                  best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

                           (v) Except as set forth on Schedule 3(l), no Norwest
                  Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

                           (vi) No Norwest Plan or any trust created thereunder
                  has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

                           (vii) Neither the execution and delivery of this
                  Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

         (m) Registration Statement, etc. None of the information regarding
             ---------------------------
Norwest and its subsidiaries to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         (n) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor
             -------------------
any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

         4. COVENANTS OF AMAN. AMAN covenants and agrees with Norwest as follows:

         (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, AMAN will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner and manage its business prudently; maintain proper business and accounting records in accordance with generally accepted accounting principles; take all actions necessary to maintain its election under section 1362 of the Code to be treated as an S corporation from the time the election first became effective; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; use its best efforts to comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of AMAN; provided that Norwest shall not unreasonably interfere with the conduct of AMAN's business, permit Norwest and its representatives to consult with AMAN with respect to the proposal for and negotiation of any contracts in excess of $25,000 (or extensions or renewals thereof); and permit Norwest and its representatives (including KPMG Peat Marwick LLP and Deloitte and Touche LLP) to examine its books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of AMAN herein expressed, nor shall there be any implication that there is any representation, warranty, covenant or condition except as expressly set forth herein.

         (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, AMAN will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share- equivalents, or any other of its securities; authorize or incur any long-term debt; mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $25,000 except transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made in the ordinary course of business; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock, except any dividend declared and issued by AMAN in accordance with historical practice (which Norwest agrees includes the payments of dividends on April 15, 1996 and July 15, 1996 equal to 40% of AMAN's taxable income for the quarters ending March 31, 1996 and June 30, 1996 respectively, for payment of taxes and the payment of a dividend of up to $750,000), provided such payment does not disqualify the Merger as a "pooling of interests" for accounting purposes; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of AMAN; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business; or enter into: (A) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by AMAN); (B) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant; (C) any labor contract or agreement with any labor union; (D) any contract not made in the ordinary course of business containing covenants which limit the ability of AMAN to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, AMAN may carry on its business (other than as may be required by law or applicable regulatory authorities); (E) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K, or which was not made in the ordinary course of business; (F) any lease with annual rental payments aggregating $10,000 or more; or (G) any agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

         (c) The Board of Directors of AMAN will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of AMAN will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the South Dakota Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (iii) use its best efforts to solicit from its shareholders a vote in favor thereof.

         (d) AMAN will furnish or cause to be furnished to Norwest all the information concerning AMAN required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, and any application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Eide, Helmeke & Co. to use such opinion in such Registration Statement.

         (e) AMAN will take all necessary corporate and other action and use its best efforts to obtain all consents and other approvals required of AMAN to carry out the transactions contemplated by this Agreement and to comply with any change of control requirements of licensing laws in states where AMAN is licensed and any material contract to which AMAN is a party, and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

         (f) AMAN will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

         (g) AMAN will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to AMAN and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to AMAN's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to AMAN, in the public domain, or later acquired by AMAN from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

         (h) Neither AMAN, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of AMAN, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security,
(iii) to purchase, lease or otherwise acquire the assets of AMAN except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with AMAN. If any corporation, partnership, person or other entity or group makes an offer or inquiry to AMAN concerning any of the foregoing, AMAN will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

         (i) AMAN will not take any action which with respect to AMAN would disqualify the Merger as a "pooling of interests" for accounting purposes and AMAN shall cause Eide, Helmeke PLLP to provide a letter to Norwest, as of the Effective Date of the Merger confirming the letter delivered concurrently with the signing of this Agreement, that, with respect to AMAN, the Merger would qualify as a "pooling of interests" for accounting purposes.

         (j) AMAN shall make such adjustments immediately before the Merger to be effective as of such dates as Norwest may request as may be necessary to conform AMAN's accounting practices and methods to those of Norwest and Norwest's plans with respect to the conduct of AMAN's business following the Merger and to provide for the costs and expenses relating to the consummation by AMAN of the Merger and the other transactions contemplated by this Agreement.

         (k) Not later than the Effective Date of Merger, all salaries, wages, bonuses, commissions and any other amounts now or hereafter due present or former employees, officers, directors and others relating to services rendered to AMAN up to and including the Effective Date of Merger will have been paid or properly accrued on the books of AMAN.

         (l) AMAN will use its best efforts to take all action necessary or required to operate the Plans so as to maintain compliance with the provisions of ERISA and the Code, including the Tax Reform Act of 1986 and regulations thereunder and other applicable law.

         (m) AMAN shall give Norwest written notice of termination of any material contract to which it is a party and any notice that alleges a default or deficiency under any such contract.

         (n) AMAN shall timely submit its proposal for a contract with the USDOE in response to USDOE RFP 96-011 and shall diligently pursue the proposal and shall provide Norwest a copy of the proposal; the proposal shall include terms reasonably believed by AMAN to be substantially as favorable to AMAN, taken as a whole, as AMAN's present contract with USDOE, as amended (PC 92002012, effective September 8, 1992).

         (o) Prior to the Time of Filing, AMAN shall accrue and book a liability equal to the fee payable to Broker determined by valuing the Norwest Common Stock to be issued as provided in this Agreement at the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the Closing Date to satisfy AMAN's obligations to Broker in full. Concurrent with the signing of this Agreement, AMAN shall provide to Norwest Broker's letter setting forth how the fee payable to Broker is calculated, and such letter shall confirm that (i) the valuation set forth in the preceding sentence when applied to the Norwest Common Stock to be issued as provided in this Agreement and inserted in the formula contained in such letter will produce the correct amount of the Broker's fee and (ii) the payment of such amount, which Norwest agrees may be done on the Closing Date, will satisfy AMAN's obligations to the Broker in full.

         (p) From the date hereof until the Effective Time of the Merger, AMAN shall not intentionally or due to gross neglect act or fail to act in any manner that would have a material adverse effect on the financial condition, results of operations, business or marketing efforts of AMAN.

         (q) AMAN shall obtain and deliver to Norwest the agreements of Gloss and Perry (i) that the issuance of Norwest Common Stock will satisfy in full all of AMAN's obligations to them under the Phantom Stock Agreements, and (ii) effective upon issuance of said Norwest Common Stock releasing AMAN of any further obligation thereunder.

         (r) AMAN shall cause its shareholders to make any capital contributions necessary so that AMAN's shareholder equity will be not less than $2.6 million at the Time of Filing, after giving effect to the accrual of the Broker's fee in accordance with paragraph 4(o) above, but without giving effect to the accrual of the amounts payable in respect of the Phantom Stock Agreements.

         (s) Prior to the Time of Filing, AMAN shall accrue and book a liability of an amount equal to the amount required to satisfy AMAN's obligations under the Phantom Stock Agreements, which AMAN will satisfy by delivery of Norwest Common Stock to Gloss and Perry. AMAN will claim a deduction for satisfying such liability in its final S corporation tax year.

         5. COVENANTS OF NORWEST. Norwest covenants and agrees with AMAN as follows:

         (a) From the date hereof until the Effective Time of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

         (b) Norwest will furnish to AMAN all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of AMAN, or in any statement or application made by AMAN to any governmental body in connection with the transactions contemplated by this Agreement.

         (c) Norwest will use its best efforts to file, by April 30, 1996, with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of AMAN pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the AMAN shareholders, at the time of the AMAN shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by AMAN for use in the Registration Statement or the Prospectus.

         (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

         (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of AMAN pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of AMAN pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

         (f) Norwest will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

         (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with AMAN to obtain any such approvals and consents required by AMAN.

         (h) Norwest will hold in confidence all documents and information concerning AMAN furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with AMAN (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to AMAN.

         (i) Norwest will file or cause to be filed any documents or agreements required to be filed by Merger Co. in connection with the Merger under the South Dakota Business Corporation Act.

         (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

         6. CONDITIONS PRECEDENT TO OBLIGATION OF AMAN. The obligation of AMAN to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, any of which may be waived in writing by AMAN, in whole or in part:

         (a) Except as they may be affected by transactions contemplated hereby, and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its Norwest Subsidiaries taken as a whole as if made at the Time of Filing (provided that those representations or warranties made as of a particular date need only be true and correct as of such date).

         (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants and agreements to be performed or observed by it and Merger Co.
at or before the Time of Filing.

         (c) AMAN shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

         (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of AMAN required for approval of a plan of merger in accordance with the provisions of AMAN's Articles of Incorporation and the South Dakota Business Corporation Act.

         (e) Norwest shall have received approval by the Federal Reserve Board of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

         (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

         (g) The shares of Norwest Common Stock to be delivered to the stockholders of AMAN pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

         (h) AMAN shall have received an opinion, dated the Closing Date, of counsel to AMAN, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of AMAN Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of AMAN will be the same as the basis of AMAN Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of AMAN will include the holding period of the AMAN Common Stock, provided such shares of AMAN Common Stock were held as a capital asset as of the Effective Time of the Merger.

         7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, any or all of which may be waived in writing by Norwest in whole or in part:

         (a) Except as they may have been affected by transactions contemplated hereby and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof (other than the representations and warranties contained in the paragraphs or portion of paragraphs referred to in paragraph 7(c) below) shall be true and correct in all material respects as if made at the Time of Filing (provided that those representations or warranties made as of a particular date need only be true and correct as of such date).

         (b) AMAN shall have performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

         (c) The representations and warranties set forth at paragraphs 2(i), 2(j), 2(k), 2(n), 2(p), 2(q) and 2(z), and the representation and warranty at 2(c) that no dividends or other distributions have been declared, set aside, made or paid to any of the shareholders of AMAN shall have been true and correct as of the date of this Agreement.

         (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of AMAN required for approval of a plan of merger in accordance with the provisions of AMAN's Articles of Incorporation and the South Dakota Business Corporation Act.

         (e) Norwest shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of AMAN, as to the matters set forth in subparagraphs (a) through (d) of this paragraph 7.

         (f) Norwest shall have received any approval required under the BHC Act for the transactions contemplated by this Agreement and the Merger Agreement, and any approval or consent required by any state licensing law, under which AMAN is licensed, in order to consummate the change of control contemplated by this Agreement, and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No such approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to AMAN that, in the reasonable judgment of Norwest, is unreasonably burdensome to Norwest.

         (g) AMAN shall have obtained any and all material approvals, consents or waivers from other parties to loan agreements, leases or other contracts material to AMAN's business required for the consummation of the Merger, and AMAN shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

         (h) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

         (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

         (j) No litigation shall have been filed against AMAN which (i) the plaintiff seeks to have certified as a class action and (ii) will, in Norwest's reasonable judgment, have a material adverse effect on the financial condition of AMAN.

         (k) AMAN shall have been awarded the DOE Contract or AMAN shall have provided evidence satisfactory to Norwest that it will not be awarded the DOE Contract.

         (l) At any time since the date hereof the total number of shares of AMAN Common Stock outstanding and subject to issuance upon exercise of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 2000.

         8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of AMAN as of the Effective Date of the Merger ("AMAN Employees") shall be eligible for participation in the employee welfare plans of Norwest Financial, Inc., as in effect from time to time, as follows:

         Each AMAN employee shall be eligible for participation in the employee welfare benefit plans of Norwest Financial, Inc. listed below subject to any eligibility requirements applicable to such plans and, if eligible, may enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger:

                  Medical Plan
                  Dental Plan
                  Vision Plan

         9.       TERMINATION OF AGREEMENT.

         (a) This Agreement may be terminated at any time prior to the Time of Filing:

                           (i) by mutual written consent of the parties hereto;

                           (ii) by either of the parties hereto upon written
                  notice to the other party if the Merger shall not have been consummated by November 30, 1996 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; provided, however, that if Norwest gives written notice to AMAN that it (Norwest) wishes to terminate this Agreement pursuant to this paragraph 9(a)(ii), then AMAN shall have five (5) business days in which to elect to consummate the transactions contemplated herein by accepting a total of 425,000 shares of Norwest Common Stock, less the number of shares required to satisfy the Phantom Stock Agreements; or

                           (iii) by AMAN or Norwest upon written notice to the
                  other party if any court or governmental authority of competent jurisdiction shall have issued a final unappealable order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

                           (iv) by Norwest if there has been a misrepresentation
                  or breach in any material respect on the part of AMAN in the representations and warranties of AMAN set forth herein and such breach or misrepresentation, after due notice, has not been corrected, or if, after due notice, there has been a failure on the part of AMAN to comply in any material respect with its agreements or covenants hereunder;

                           (v) by AMAN if there has been a misrepresentation or
                  breach in any material respect on the part of Norwest in the representations and warranties of Norwest set forth herein and such breach or misrepresentation, after due notice, has not been corrected, or if, after due notice, there has been a failure on the part of Norwest to comply in any material respect with its agreements or covenants hereunder;

                           (vi) by either Norwest or AMAN upon thirty days
                  written notice if the required approval of the shareholders of AMAN for the adoption and the approval of the Merger and this Agreement is not received at the meeting of AMAN shareholders contemplated by paragraph 4(c);

         (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

         (c) If this Agreement is terminated pursuant to paragraph 9(a)(vi) then AMAN shall promptly, but in no event later than five business days after the effective date of the termination, pay Norwest a fee equal to $1.0 million.

         10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation, broker, legal and accounting fees, incurred by AMAN shall be borne by AMAN, and all such expenses incurred by Norwest shall be borne by Norwest.

         11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

         12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

         13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or by telephone facsimile or shall be mailed by overnight courier, or first class registered or certified mail, postage prepaid, addressed as follows:

                  If to Norwest:

                           Norwest Corporation
                           Sixth and Marquette
                           Minneapolis, Minnesota  55479-1026
                           Attention:  Secretary

                                    and

                           Norwest Financial, Inc.
                           206 8th Street
                           Des Moines, Iowa  50309
                           Attention:  General Counsel

                  If to AMAN:

                           Aman Collection Service, Inc.

                           1 South 1st Street
                           Aberdeen, South Dakota  57402
                           Attention:  President

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

         14. COMPLETE AGREEMENT. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

         15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

         16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

         17. AMENDMENT. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of AMAN shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

         18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

         19. PUBLIC STATEMENTS. Norwest will not, except as required by law or regulation (in which case, Norwest will notify AMAN at least 48 hours prior to making such disclosure, unless, in the reasonable judgment of counsel for Norwest, immediate disclosure or disclosure before the expiration of such 48-hour period is required under applicable law), make any public disclosure, or permit any public disclosure to be made, regarding this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby; AMAN will neither make nor permit any such public disclosure. Provided, however, nothing herein shall prohibit either party from making any disclosure which is a communication directed to its employees or the employees of any of its affiliates.

         20. DEFINITIONAL TERM. As used in this Agreement, the term "to the best knowledge of AMAN" refers only to the best knowledge of the directors and officers of AMAN after they have made reasonable investigation or review where appropriate as to the truthfulness of the assertion they are making. In similar fashion, the term "to the best knowledge of Norwest" refers only to the directors and officers of Norwest after they have made reasonable investigation or review where appropriate as to the truthfulness of the assertion they are making.

         21. REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Agreement (i) apply only to events occurring before the Merger or the termination of this Agreement; and (ii) except for the representations and warranties set forth at paragraph 2(h), shall survive the Effective Date of Merger only for a three year period beginning on the Effective Date of Merger. The representations and warranties at paragraph 2(h) shall survive the Effective Date of the Merger for so long as the statute of limitations on the applicable tax year is open. All representations and warranties contained in this Agreement survive only for the limited purpose of determining the rights and remedies of Norwest and its successors and assigns under the Indemnification Agreement to be signed by the shareholders of AMAN concurrently with the signing of this Agreement. Except as set forth in paragraph 9(b), no representation or warranty contained in this Agreement shall survive the termination of this Agreement.

         22. FURTHER ASSURANCES. AMAN and Norwest shall each cooperate with the other and take all such actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

         23. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION                      AMAN COLLECTION SERVICE, INC.


By: John E. Ganoe                        By: /s/ Thomas E. Aman

Its: Executive Vice President            Its: Chief Executive Officer

                                                 SCHEDULE 2(B)




None.

                                                 SCHEDULE 2(D)




None.

                                                 SCHEDULE 2(G)




A lease between Thomas E. Aman and Daniel R. Moen (Lessor) and Aman Collection Service, Inc. (Lessee) for use of real estate located at One South First Street and 114-118 South Main Street, Aberdeen, South Dakota, at the rate of $19,000 per month.

A lease between IBM and Aman Collection Service, Inc. for the use of computer equipment and software at the rate of $8,609.36 per month.

A lease between Digital Systems International, Inc. and Aman Collection Service, Inc. for the use of predictive dialer equipment, computer equipment, and software at the rate of $4,662.94 per month.

A lease between Best Business Products and Aman Collection Service, Inc. for the use of copiers at the rate of $1,703.73 per month.

                                                 SCHEDULE 2(I)




None.

                                                 SCHEDULE 2(K)




(i)      Employment Agreements with:
                  Everett Stagg
                  Roger Novotny
                  Cindy Burgin

         Phantom Stock Agreements with:
                  Robert Gloss
                  Carl Perry


(ii)     Commission Agreements with:
                  Everett Stagg
                  Carl Perry
                  Roger Novotny
                  Suzi Grote
                  Annette Ulmer
                  Kari Reder
                  Jackie Nesby
                  Peggy Kjer
                  Client Service Representatives (4)
                  Collectors (76)

(iii)    None

(iv)     None

(v)      None

(vi)     See those leases identified in Schedule 2(g)

(vii)    None

(viii)   None

                                                 SCHEDULE 2(L)




Sharon Smith vs. Aman Collection Service, Inc. in the Superior Court of Fulton County, State of Georgia, Case No. E-43406.

Don Ewing vs. Aman Collection Service, Inc. in the United States District Court for the District of South Dakota, Western Division, CIV. No. 96-5013.

                                                 SCHEDULE 2(P)




None.

                                                 SCHEDULE 2(S)




Thomas E. Aman and Daniel R. Moen own real estate which is leased to the corporation. See 2(k)(vi).

Daniel R. Moen owns all furniture located in his private office and personal conference room. Aman is not charged for the use of this furniture.

                                                 SCHEDULE 2(T)




(i) - (vi)        AMAN maintains a health, life, and disability insurance
                  program made available to eligible employees through Principal
                  Insurance Group.

                  AMAN maintains a 401-K benefit plan made available to eligible employees. This plan is administered through Norwest Trust, Aberdeen, South Dakota.


(vii) An Agreement dated August 18, 1982 between AMAN and Robert Gloss to provide compensation based on the value of AMAN at the time of a sale or merger.

                  An Agreement dated June 7, 1993 between AMAN and Carl Perry to provide compensation based on the value of AMAN at the time of a sale or merger.

                                                SCHEDULE 2(AA)




None.

                                                 SCHEDULE 3(B)
                                            AS OF DECEMBER 31, 1995




Norwest Bank Minnesota, National Association
Norwest Bank Iowa, National Association
Norwest Colorado, Inc.
Norwest Financial Services, Inc.

                                                 SCHEDULE 3(G)




None.

                                                 SCHEDULE 3(L)




None.

                                                                   EXHIBIT A
                                                                 TO APPENDIX A


                             AGREEMENT AND PLAN OF MERGER
                                        BETWEEN
                             AMAN COLLECTION SERVICE, INC.
                              a South Dakota corporation
                              (the surviving corporation)
                                          AND
                                      MERGER CO.
                              a South Dakota corporation
                               (the merged corporation)


                  This Agreement and Plan of Merger dated as of ____________, 1996, between AMAN COLLECTION SERVICE, INC., a South Dakota corporation (hereinafter sometimes called "AMAN" and sometimes called the "surviving corporation") and MERGER CO., a South Dakota corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations").

                  WHEREAS, Merger Co., a wholly owned subsidiary of Norwest Corporation, was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of South Dakota on ____________, 1996, and said corporation is now a corporation subject to and governed by the provisions of the South Dakota Business Corporation Act. Merger Co. has authorized capital stock of ________ shares of common stock having a par value of $________ per share ("Merger Co. Common Stock"), of which ________ shares were outstanding as of the date hereof; and

                  WHEREAS, AMAN was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of South Dakota on November 4, 1954 and said corporation is now a corporation subject to and governed by the provisions of the South Dakota Business Corporation Act. AMAN has authorized capital stock of 5,000 shares of Common Stock, par value $5.00 per share ("AMAN Common Stock"), of which 2,000 shares were outstanding and no shares were held in the treasury as of ____________, 1996; and

                  WHEREAS, Norwest Corporation and AMAN are parties to an Agreement and Plan of Reorganization dated as of March ____, 1996 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

                  WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into AMAN, with AMAN continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the South Dakota Business Corporation Act, which statute permits such merger; and

                  WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code;

                  NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into AMAN pursuant to the laws of the State of South Dakota, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into AMAN, the mode of carrying said merger into effect, the manner and basis of converting the shares of AMAN Common Stock into shares of common stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

                  FIRST: At the time of merger Merger Co. shall be merged with and into AMAN, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall be Aman Collection Service, Inc.

                  SECOND: The Articles of Incorporation of AMAN at the time of merger shall be and remain the Articles of Incorporation of the surviving corporation until further amended according to law.

                  THIRD: The Bylaws of AMAN at the time of merger shall be amended as set forth below and, as so amended, shall be the Bylaws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said Bylaws:

                           Section 7 and Section 8 of Article II of such Bylaws shall be deleted in their entirety.

                           Section 1 of Article IV of such Bylaws shall be amended by adding the following sentence to the end of such section:

                                    The number of directors shall be three.

                           Article VIII of such Bylaws shall be deleted in its entirety and replaced with the following Article
                           VIII:

                                                 ARTICLE VIII
                                                  Amendments

                           These Bylaws may be amended or repealed in whole or in part or new Bylaws may be adopted by the affirmative vote of a majority of the directors of the corporation then in office.

                  FOURTH: The directors of Merger Co. at the time of merger shall be the persons listed below, which persons shall remain the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify:

                           Steve R. Wagner
                           Gary M. Poetting
                           Fay L. Kunz

                  FIFTH: The officers of Merger Co. at the time of merger shall be the persons listed below, which persons shall remain the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify:

     Thomas E. Aman                     -        Chief Executive Officer
     Daniel R. Moen                     -        President
     Carl Perry                         -        Vice President
     Everett Stagg                      -        Vice President
     Robert Gloss                       -        Vice President
     Richard W. Harris                  -        Vice President
     Gary M. Poetting                   -        Vice President
     Doug Seeley                        -        Vice President
     Eric T. Torkelson                  -        Vice President
     Steve R. Wagner                    -        Vice President
     Denise A. Wieland                  -        Vice President
     Denise J. A. Holck                 -        Treasurer
     Rebecca E. O'Keefe                 -        Assistant Treasurer-Tax
     J. Daniel Vandermark, Jr.          -        Assistant Treasurer-Tax
     Fay L. Kunz                        -        Secretary
     Linda J. Walter                    -        Assistant Secretary


                  SIXTH: The manner and basis of converting the shares of AMAN Common Stock into cash or shares of shares of Norwest Common Stock shall be as follows:

                  1. Each of the shares of AMAN Common Stock outstanding immediately prior to the time of merger (other than share so as to which statutory dissenters' rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into *

                  2. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of AMAN Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of AMAN Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence the right to receive (except for the payment of dividends as provided below) ownership of the number of whole shares of Norwest Common Stock into which such shares of AMAN Common Stock have been converted on the basis above set forth; provided, however, until the holder of such certificate for AMAN Common Stock shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock, if any, represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange.

                  3. If between the date of the Reorganization Agreement and the time of merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock, if any, into which a share of AMAN Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of AMAN Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holders of shares of AMAN Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

                  4. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the Closing Date.

                  5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for shares of the surviving corporation after the time of merger.

                  SEVENTH: The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of South Dakota; provided, however, that all of the following actions shall have been taken in the following manner:

                  a. This Agreement shall be approved and adopted on behalf of Merger Co. and AMAN in accordance with the South Dakota Business Corporation Act; and

                  b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the South Dakota Business Corporation Act, shall be executed by the President or a Vice President of Merger Co. and by the Secretary or an Assistant Secretary of Merger Col, and by the President or a Vice President of AMAN and by the Secretary or an Assistant Secretary of AMAN, and shall be filed in the office of the Secretary of State of the State of South Dakota in accordance with the South Dakota Business Corporation Act.

                  EIGHTH: At the time of merger:

                  1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of AMAN shall continue as the surviving corporation.

                  2. The merger shall have the other effects prescribed by Section 47-6-9 of the South Dakota Business Corporation Act.

                  NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

                  1. The surviving corporation shall (i) file with the Secretary of State of the State of South Dakota in the courts of the State of South Dakota in any proceeding for the enforcement of any obligation of Merger Co. and in any proceeding for the enforcement of the rights of a dissenting shareholder of Merger Co. against AMAN, and (ii) file with said Secretary of State an agreement that it will promptly pay to the dissenting shareholders of Merger Co. the amount, if any, to which such dissenting shareholders will be entitled under the provisions of the South Dakota Business Corporation Act with respect to the rights of dissenting shareholders.

                  2. The registered office of the surviving corporation in the State of South Dakota shall be 1 South First St., Aberdeen, South Dakota 57402, and the name of the registered agent of AMAN at such address is Daniel R. Moen.

                  3. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of AMAN and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

                  4. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

                  5. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of South Dakota.

                  6. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

                  7. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of South Dakota, subject to the provisions of the Reorganization Agreement this Agreement may be terminated upon approval by the Board of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.


                          AMAN COLLECTION SERVICE, INC.
Attest:
                          By:
                          Its:


Secretary


                          MERGER CO.
Attest:
                          By:
                          Its:


Secretary


*A number of shares of Norwest Common Stock to be determined in accordance with the Reorganization Agreement.

                                                  APPENDIX B

                       SOUTH DAKOTA BUSINESS CORPORATION LAW
                     SECTIONS 47-6-23 TO 47-6-23.3, INCLUSIVE,
                    AND SECTIONS 47-6-40 TO 47-6-50, INCLUSIVE,
                                DISSENTERS' RIGHTS


         SS.47-6-23. DISSENT BY SHAREHOLDER -- RIGHT TO RECEIVE PAYMENT FOR SHARES. Any shareholder of a domestic corporation shall have the right to dissent from, and to obtain payment for his shares in the event of, any of the following corporation actions:

         (1) Any plan of merger or consolidation to which the corporation is a party;

         (2) Any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;

         (3) Any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;

         (4) Any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:

                  (a) Alters or abolishes a preferential right to such shares;

                  (b) Creates, alters or abolishes a right in respect of the redemption of such shares, including a provision respecting a sinking fund for the redemption or repurchase of such shares;

                  (c) Alters or abolishes a preemptive right of the holder of such shares to acquire shares or other securities;

                  (d) Excludes or limits the right of the holder of such shares to vote on any matter, or to cumulate his votes, except as such right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or

         (5) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws, or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.

         SS.47-6-23.1. DISSENT AS TO LESS THAN ALL SHARES HELD -- BENEFICIAL OWNER. A record holder of shares may assert dissenters' rights as to less than all of the shares registered in his name only if he dissents with respect to all the shares beneficially owned by any one person, and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

         A beneficial owner of shares who is not the record holder may assert dissenters' rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.

         SS.47-6-23.2. RIGHTS OF SHAREHOLDERS NOT ENTITLED TO VOTE ON MERGER. The right to obtain payment under ss.47-6-23 does not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize such merger.

         SS.47-6-23.3. SHAREHOLDER ENTITLED TO PAYMENT MAY NOT ATTACK VALIDITY OF ACTION. A shareholder of a corporation who has a right under ss.47-6-23 to obtain payment for his shares may not, at law or in equity, attack the validity of the corporate action that gives rise to his right to obtain payment, have the action set aside or rescinded, unless the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.

         SS.47-6-24 THROUGH SS.47-6-39 have been repealed.

         SS.47-6-40.         DEFINITIONS.  Terms used in this chapter mean:

         (1) "Corporation," the issuer of the shares held by the dissenter before the corporate action, or the successor by merger or consolidation of that issuer;

         (2) "Dissenter," a shareholder or beneficial owner who is entitled to and does assert dissenters' rights under this chapter, and who has performed every act required up to the time involved for the assertion of such rights;

         (3) "Fair value" of shares, their value immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of such corporate action unless such exclusion would be inequitable;

         (4) "Interest," interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at such rate as is fair and equitable under all the circumstances.

         SS.47-6-41. NOTICE TO SHAREHOLDERS OF RIGHT TO DISSENT AND OBTAIN PAYMENT. If a proposed corporate action which would give rise to dissenters' rights under this chapter is submitted to a vote at a meeting of shareholders, the notice of meeting shall notify all shareholders that they have or may have a right to dissent and obtain payment for their shares by complying with the terms of this chapter, and shall be accompanied by a copy of ss.ss.47-6-23 to 47-6-23.3, inclusive, and ss.ss.47-6-40 to 47-6-50, inclusive.

         SS.47-6-42. NOTICE OF INTENT TO DISSENT -- REFRAINING FROM VOTING -- EFFECT OF FAILURE. If the proposed corporate action is submitted to a vote at a meeting of shareholders, any shareholder who wishes to dissent and obtain payment for his shares shall file with the corporation, prior to the vote, a written notice of intention to demand that he be paid fair compensation for his shares if the proposed action is effectuated, and shall refrain from voting his shares in approval of such action.

A shareholder who fails in either respect acquires no right to payment of his shares under this section or ss.ss.47-6-23 to 47-6-23.3, inclusive.

         SS.47-6-43. NOTICE OF PROCEDURE FOR DEMANDING PAYMENT AND DEPOSITING CERTIFICATES. If the proposed corporate action is approved by the required vote at a meeting of shareholders, the corporation shall mail a further notice to all shareholders who gave due notice of intention to demand payment and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment for their shares a notice of the adoption of the plan of corporate action. The notice shall (1) state where and when a demand for payment shall be sent and certificates of certificated shares shall be deposited in order to obtain payment, (2) inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received, (3) supply a form for demanding payment which includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares, and (4) be accompanied by a copy of ss.ss.47-6-23 to 47-6-23.3, inclusive, and ss.ss.47-6-40 to 47-6-50, inclusive. The time set for the demand and deposit shall be not less than thirty days from the mailing of the notice.

         SS.47-6-44. FAILURE TO DEMAND PAYMENT OR DEPOSIT CERTIFICATES -- WAIVER
- -- RESTRICTIONS ON TRANSFERS. A shareholder who fails to demand payment, or fails, in the case of certificated shares, to deposit certificates, as required by a notice pursuant to ss.47-6-43 has no right under this chapter to receive payment for his shares. If the shares are not represented by certificates, the corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action, or the release of restrictions under the terms of ss.ss.47-6-45 and 47-6-46. The dissenter shall retain all other rights of a shareholder until these rights are modified by effectuation of the proposed corporate action.

         SS.47-6-45. RETURN OF CERTIFICATES OR RELEASE OF RESTRICTIONS ON FAILURE TO EFFECTUATE ACTION -- NEW NOTICE. Within sixty days after the date set for demanding payment and depositing certificates, if the corporation has not effectuated the proposed corporate action and remitted payment for shares pursuant to this chapter, it shall return any certificates that have been deposited, and release uncertificated shares from any transfer restriction imposed by reason of the demand for payment.

         If uncertificated shares have been released from transfer restrictions, and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of ss.47-6-43 with like effect.

         SS.47-6-46. REMITTANCE OF PAYMENT TO DISSENTING SHAREHOLDERS -- INFORMATION TO ACCOMPANY REMITTANCE. Immediately upon effectuation of the proposed corporate action, or upon receipt of demand for payment if the corporate action has already been effectuated, the corporation shall remit to dissenters who have made demand and, if their shares are certificated, have deposited their certificates the amount which the corporation estimates to be the fair value of the shares, with interest if any has accrued. The remittance shall be accompanied by:

         (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than sixteen months before the date of remittance, together with the latest available interim financial statements;

         (2) A statement of the corporation's estimate of fair value of the shares; and

         (3) A notice of the dissenter's right to demand supplemental payment, accompanied by a copy of ss.ss.47-6-23 to 47-6-23.3, inclusive, and ss.ss.47-6-40 to 47-6-50, inclusive.

         SS.47-6-47. DEMAND FOR DEFICIENCY -- FAILURE TO DEMAND AS WAIVER. If the corporation fails to remit as required by ss.47.6.46 or if the dissenter believes that the amount remitted is less than the fair value of his shares, or that the interest is not correctly determined, he may send the corporation his own estimate of the value of the shares or of the interest and demand payment of the deficiency.

         If the dissenter does not file such an estimate within thirty days after the corporation's mailing of its remittance, he shall be entitled to no more than the amount remitted.

         SS.47-6-48. PETITION FOR JUDICIAL DETERMINATION OF VALUE OF SHARES -- PARTIES -- PROCEDURE -- EFFECT OF FAILURE TO FILE. Within sixty days after receiving a demand for payment pursuant to ss.47-6-47, if any such demands for payment remain unsettled, the corporation shall file in an appropriate court a petition requesting that the fair value of the shares and interest thereon be determined by the court.

         An appropriate court shall be a court of competent jurisdiction in the county of this state where the registered office of the corporation is located. If, in the case of a merger or consolidation or exchange of shares, the corporation is a foreign corporation without a registered office in this state a petition shall be filed in the county where the registered office of the domestic corporation was last located.

         All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the petition shall be served on each such dissenter; if a dissenter is a nonresident, the copy may be served on him by registered or certified mail or by publication as provided by law.

         The jurisdiction of the court shall be plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or in any amendment thereof. The dissenters shall be entitled to discovery in the same manner as parties in other civil suits.

         All dissenters who are made parties shall be entitled, after a hearing without a jury, to judgment for the amount by which the fair value of their shares is found to exceed the amount previously remitted with interest.

         If the corporation fails to file a petition as provided in this section, each dissenter who made a demand and who has not already settled his claim against the corporation shall be paid by the corporation the amount demanded by him with interest, and may sue therefor in an appropriate court.

         SS.47-6-49. ASSESSMENT OF COSTS AND EXPENSES OF ACTION. The costs and expenses of any proceeding under ss.47-6-48, including the reasonable compensation and expenses of appraisers appointed by the court, shall be determined by the court and assessed against the corporation, except that any part of the costs and expenses may be apportioned and assessed as the court considers equitable against all or some of the dissenters who are parties and whose action in demanding supplement payment the court finds to be arbitrary, vexatious, or not in good faith.

         Fees and expenses of counsel and of experts for the respective parties may be assessed as the court considers equitable against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this section, and may be assessed against either the corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by ss.ss.47-6-23 to 47-6-23.3, inclusive, and ss.ss.47-6-40 to 47-6-50, inclusive.

         If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation it may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

         SS.47-6-50. VALUE OF SHARES NOT BENEFICIALLY OWNED BY DISSENTER ON DATE OF FIRST ANNOUNCEMENT. Notwithstanding ss.ss.47-6-40 to 47-6-49, inclusive, the corporation may elect TO withhold the remittance required by ss.47-6-46 from any dissenter with respect to shares of which the dissenter or the person on whose behalf the dissenter acts was not the beneficial owner on the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action. With respect to such shares, the corporation shall, upon effectuating the corporate action, state to each dissenter its estimate of the fair value of the shares, state the rate of interest to be used, explaining the basis thereof, and offer to pay the resulting amounts on receiving the dissenter's agreement to accept them in full satisfaction.

         If the dissenter believes that the amount offered is less than the fair value of the shares and interest determined according to this section, he may within thirty days after the date of mailing of the corporation's offer, mail the corporation his own estimate of fair value and interest, and demand their payment. If the dissenter fails to do so, he shall be entitled to no more than the corporation's offer.

         If the dissenter makes a demand as provided herein the provisions of ss.ss.47-6-48 and 47-6-49 shall apply to further proceedings on the dissenter's demand.

                                                    PART II

                                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.   Indemnification of Directors and Officers
           -----------------------------------------
Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of Norwest's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21.  Exhibits and Financial Statement Schedules
          ------------------------------------------
Exhibits:  Parenthetical references to exhibits in the description of Exhibits
- --------   3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.2, 4, 4.1 and 4.2
           below are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange Commission under File No. 1-2979.

2.1     -- Agreement and Plan of Reorganization, dated as of March 21, 1996, between Aman Collection Service, Inc. and Norwest Corporation (included in Prospectus as Appendix A).

3.1     -- Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993 and Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995).

3.1.1   -- Certificate of Designations of Powers, Preferences, and Rights of
           Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

3.1.2   -- Certificate of Designations of Powers, Preferences, and Rights of
           Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

3.1.3   -- Certificate of Designations of Powers, Preferences, and Rights of
           Norwest 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

3.1.4   -- Certificate Eliminating the Certificate of Designations with respect to the Cumulative Convertible Preferred Stock, Series B (incorporated by reference to Exhibit 3(a) to Norwest's Current Report on Form 8-K dated November 1, 1995).

3.1.5   -- Certificate Eliminating the Certificate of Designations with respect to the 10.24% Cumulative Preferred Stock (Incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated February 20, 1996, as amended pursuant to Form 8-K/A dated February 21, 1996).

3.1.6   -- Certificate of Designations with respect to the 1996 ESOP
           Cumulative Convertible Preferred Stock (incorporated by reference to
           Exhibit 3 to Norwest's Current Report on Form 8-K dated February 26,
           1996).

3.2     -- By-Laws, as amended (incorporated by reference to Exhibit 4(c) to
           Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991).

4       -- Rights Agreement, dated as of November 22, 1988, between Norwest
           Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

4.1     -- Certificate of Adjustment, dated July 21, 1989, to Rights Agreement
           (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated July 21, 1989).

4.2     -- Certificate of Adjustment, dated June 28, 1993, to Rights
           Agreement (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).

5       -- Opinion of Stanley S. Stroup, counsel to Norwest.

8       -- Opinion of Dorsey & Whitney LLP, counsel to AMAN.

23.1    -- Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).

23.2    -- Consent of Dorsey & Whitney LLP, counsel to AMAN (included as part of Exhibit 8 filed herewith).

23.3    -- Consent of KPMG Peat Marwick LLP.

23.4    -- Consent of Eide Helmeke PLLP.

24      -- Powers of Attorney.

Item 22.  Undertakings
          ------------
     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public offering of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                 SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 10th day of May, 1996.

                              NORWEST CORPORATION

                          By: /s/ Richard M. Kovacevich
                              -------------------------
                              Richard M. Kovacevich
                              President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 10th day of May, 1996, by the following persons in the capacities indicated:

                               President and Chief Executive Officer
/s/ Richard M. Kovacevich      (Principal Executive Officer)


                               Executive Vice President and Chief
/s/ John T. Thornton           Financial Officer (Principal Financial Officer)

                               Senior Vice President and Controller
/s/ Michael A. Graf            (Principal Accounting Officer)


DAVID A. CHRISTENSEN                           )
GERALD J. FORD                                 )
PIERSON M. GRIEVE                              )
CHARLES M. HARPER                              )
WILLIAM A. HODDER                              )
LLOYD P. JOHNSON                               )        A majority of the
REATHA CLARK KING                              )        Board of Directors
RICHARD M. KOVACEVICH                          )
RICHARD S. LEVITT                              )
RICHARD D. McCORMICK                           )
CYNTHIA H. MILLIGAN                            )
BENJAMIN F. MONTOYA                            )
IAN M. ROLLAND                                 )
MICHAEL W. WRIGHT                              )

- --------

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this
 ---------------------
document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.


                                                     /s/ Richard M. Kovacevich
                                                     Attorney-in-Fact

                                               INDEX TO EXHIBITS


Exhibit                                                                   Form of
Number                    Description                                     Filing

2.1    Agreement and Plan of Reorganization, dated as of March 21, 1996, between
       Aman Collection Service, Inc. and Norwest Corporation (included in
       Prospectus as Appendix A).

3.1 Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated
       June 28, 1993 and Exhibit 3 to Norwest's Current Report on Form 8-K dated
       July 3, 1995).

3.1.1  Certificate of Designations of Powers, Preferences, and Rights of Norwest
       ESOP Cumulative Convertible Preferred Stock (incorporated by reference to
       Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

3.1.2  Certificate of Designations of Powers, Preferences, and Rights of Norwest
       Cumulative Tracking Preferred Stock (incorporated by reference to
       Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

3.1.3  Certificate of Designations of Powers, Preferences, and Rights of Norwest
       1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

3.1.4 Certificate Eliminating the Certificate of Designations with respect to the Cumulative Convertible Preferred Stock, Series B (incorporated by reference to Exhibit 3(a) to Norwest's Current Report on Form 8-K dated
       November 1, 1995).

3.1.5 Certificate Eliminating the Certificate of Designations with respect to the 10.24% Cumulative Preferred Stock (Incorporated by reference to
       Exhibit 3 to Norwest's Current Report on Form 8-K dated February 20,
       1996, as amended pursuant to Form 8- K/A dated February 21, 1996).

3.1.6  Certificate of Designations with respect to the 1996 ESOP Cumulative
       Convertible Preferred Stock (incorporated by reference to Exhibit 3 to
       Norwest's Current Report on Form 8-K dated February 26, 1996).

3.2 By-Laws, as amended (incorporated by reference to Exhibit 4(c) to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31,
       1991).

4      Rights Agreement, dated as of November 22, 1988, between Norwest
       Corporation and Citibank, N.A. (incorporated by reference to Exhibit I to Norwest's Form 8-A dated December 6, 1988).

4.1    Certificate of Adjustment, dated July 21, 1989, to Rights Agreement
       (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated July
       21, 1989).

4.2    Certificate of Adjustment, dated June 28, 1993, to Rights Agreement
       (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated
       June 29, 1993).


Exhibit                                                                   Form of
Number                    Description                                     Filing

5          Opinion of Stanley S. Stroup, counsel to Norwest.                Electronic
                                                                          Transmission

8          Form of Opinion of Dorsey & Whitney LLP, counsel to AMAN.        Electronic
                                                                          Transmission

23.1 Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).

23.2 Consent of Dorsey & Whitney LLP, counsel to AMAN (included as part of Exhibit 8 filed herewith).

23.3       Consent of KPMG Peat Marwick LLP.                                 Electronic
                                                                           Transmission

23.4       Consent of Eide Helmeke PLLP.                                     Electronic
                                                                           Transmission

24         Powers of Attorney.                                               Electronic
                                                                           Transmission



* Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.2, 4, 4.1 and 4.2 are
    incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.